UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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SOLARWINDS CORPORATION

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SolarWinds Corporation
7171 Southwest Parkway
Building 400
Austin, Texas 78735
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2021
To the Stockholders of SolarWinds Corporation:
The annual meeting of stockholders for SolarWinds Corporation will be held on Friday, May 28, 2021 at 9:00 a.m. Central Time. The annual meeting of stockholders will be a completely “virtual” meeting. You will be able to attend the meeting, as well as vote and submit your questions during the live webcast of the meeting, by visiting www.virtualshareholdermeeting.com/SWI2021 and entering the company number and control number included on your proxy card or in the instructions that accompany your proxy materials.
The purposes of the meeting are:

1.	To elect three Class III directors named in the accompanying proxy statement (Proposal One);
2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal Two);
3.	To vote on a non-binding advisory basis to approve the compensation of our named executive officers (Proposal Three); and
4.	To transact such other business as may properly come before the annual meeting.
Our board of directors has fixed the close of business on April 5, 2021 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting or any adjournments or postponements thereof. This notice of annual meeting of stockholders and accompanying proxy statement are being distributed or made available to stockholders beginning on or about April 16, 2021.

YOUR VOTE IS IMPORTANT!

Whether or not you expect to attend the meeting, please promptly vote your shares either over the Internet, by telephone, or by mail so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 28, 2021 AT 9:00 A.M. CENTRAL TIME IN A LIVE WEBCAST AT www.virtualshareholdermeeting.com/SWI2021: THIS PROXY STATEMENT AND 2020 ANNUAL REPORT ARE AVAILABLE AT www.proxyvote.com.

By order of the Board of Directors,
Sudhakar Ramakrishna
President, Chief Executive Officer and Director
Austin, Texas
Date: April 16, 2021

SolarWinds Corporation
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on May 28, 2021

Indemnity Agreements	56
Policies and Procedures for Related Party Transactions	56
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	57
EQUITY COMPENSATION PLAN INFORMATION	60
OTHER MATTERS	61

SOLARWINDS CORPORATION
7171 Southwest Parkway
Building 400
Austin, Texas 78735
(512) 682-9300
PROXY STATEMENT
FOR THE
2021 ANNUAL MEETING OF STOCKHOLDERS
This proxy statement is furnished in connection with the solicitation of proxies to be voted at our annual meeting of stockholders, which will be held virtually at www.virtualshareholdermeeting.com/SWI2021 on Friday, May 28, 2021 at 9:00 a.m. Central Time. On April 16, 2021, we began mailing to stockholders of record a Notice of Internet Availability of Proxy Materials, or Notice, or a full set of the proxy materials for our annual meeting, including this proxy statement, our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, or the 2020 Annual Report, and an accompanying proxy card.
In this proxy statement, “Company,” “we,” “us” and “our” refer to SolarWinds Corporation and its consolidated subsidiaries. The term “Silver Lake Funds” refers to Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., and SLP Aurora Co-Invest, L.P., and the term “Silver Lake” refers to Silver Lake Group, L.L.C., the ultimate general partner of the Silver Lake Funds. The term “Thoma Bravo Funds” refers to Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XI, L.P., Thoma Bravo Executive Fund XII, L.P., Thoma Bravo Executive Fund XII-a, L.P., Thoma Bravo Special Opportunities Fund II, L.P. and Thoma Bravo Special Opportunities Fund II-A, L.P., and the term “Thoma Bravo” refers to Thoma Bravo, LLC, the ultimate general partner of the Thoma Bravo Funds. The term “Sponsors” refers collectively to Silver Lake and Thoma Bravo, together with the Silver Lake Funds and the Thoma Bravo Funds and, as applicable, their co-investors. The term “Lead Sponsors” refers collectively to the Silver Lake Funds, the Thoma Bravo Funds and their respective affiliates.
Why am I receiving these materials?
You have received these proxy materials because our board of directors, or Board, is soliciting your proxy to vote your shares at the annual meeting of stockholders. You are invited to attend the annual meeting (which will take place through a live webcast, by visiting www.virtualshareholdermeeting.com/SWI2021) to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting through the webcast to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to vote by proxy over the telephone or through the Internet prior to the annual meeting.
Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?
Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we are permitted to furnish our proxy materials to our stockholders over the Internet by delivering the Notice in the mail to notify our stockholders that such materials are available. As a result, most of our stockholders have not been provided a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review the proxy statement and the 2020 Annual Report over the Internet at www.proxyvote.com. The Notice also instructs you on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials contained in the Notice.
How can I attend the annual meeting?
The meeting will be held virtually on Friday, May 28, 2021 at 9:00 a.m. Central Time, through a live webcast on the website www.virtualshareholdermeeting.com/SWI2021. You will need to enter the company number and the control number included on your proxy card or in the instructions that accompany your proxy materials to enter the virtual meeting.
Why are we holding the annual meeting virtually?
We are excited to be using the latest technology to provide expanded access, improved communication and cost savings for our stockholders while providing stockholders the same rights and opportunities to participate as they would have at an in-person meeting. Furthermore, in light of the coronavirus disease COVID-19 and as part of our effort to maintain a safe and healthy environment for our directors, officers, and stockholders who wish to attend the annual meeting, we believe that hosting a virtual meeting is in the best interests of the Company and its stockholders and enables increased stockholder attendance and participation because stockholders can participate from any location around the world.
Who is entitled to vote?
Holders of our common stock at the close of business on April 5, 2021 are entitled to vote. April 5, 2021 is referred to as the “record date.”
To how many votes is each share of common stock entitled?
Holders of common stock are entitled to one vote per share. On the record date, there were 315,705,475 shares of our common stock outstanding and entitled to vote.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, to be a “stockholder of record.” The Notice or a printed copy of our proxy materials has been or will be sent directly to you.
If your shares are held in a brokerage account or by a bank or other holder of record, then your shares are held in “street name” and you are considered the “beneficial owner” of those shares. In this case, the Notice or a printed copy of our proxy materials has been or will be sent to you by your bank, broker or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote the shares in your account. You are also invited to attend the annual meeting via live webcast on the website: www.virtualshareholdermeeting.com/SWI2021. However, since you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from your broker, bank or other holder of record.
How do I vote?
If you are a stockholder of record, you may vote at the annual meeting, vote by proxy using the enclosed proxy card and return envelope, or vote by proxy over the telephone or through the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting via webcast, even if you have already voted by proxy.
•By Internet. To vote by proxy through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on May 27, 2021, the day prior to the annual meeting.
•By telephone. To vote by proxy over the telephone, dial toll-free, 1-800-690-6903, using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number included on the enclosed proxy card. To be counted, we must receive your vote by 11:59 p.m. Eastern Time on May 27, 2021, the day prior to the annual meeting.
•By mail. To vote using the enclosed proxy card, simply complete, sign, date, and return it promptly in the envelope provided. To be counted, we must receive your signed proxy card by 11:59 p.m. Eastern Time on May 27, 2021, the day prior to the annual meeting.
•At the annual meeting. To vote virtually during the live webcast of the annual meeting, please follow the instructions for attending and voting at the annual meeting posted at  www.virtualshareholdermeeting.com/SWI2021. You will need the company number and control number included on the enclosed proxy card. All votes must be received by the inspectors of election appointed for the meeting before the polls close at the annual meeting.
If you hold shares in street name through a bank, broker or other holder of record, please refer to the Notice or other information forwarded by your bank, broker or other holder of record to see which voting options are available to you. To vote virtually during the live webcast of the annual meeting, you must obtain a valid proxy from your bank, broker or other holder of record. Follow the instructions from your bank, broker or other holder of record, included with these proxy materials, or contact your bank, broker or other holder of record to request a proxy form.

Can I ask questions at the annual meeting?
Yes. You will be afforded the opportunity to participate in the annual meeting by asking questions via the Internet at www.virtualshareholdermeeting.com/SWI2021. Through the online forum, you will be able to submit questions in writing in advance of the day of the annual meeting, vote and obtain copies of the proxy materials. In order to submit questions via the online forum, you will need your company number and control number included on your proxy card or in the instructions that accompany your proxy materials. As part of the annual meeting, we will hold a Q&A session, during which we intend to answer pertinent questions submitted prior to the annual meeting, as time permits.
What if during the check-in time or during the annual meeting I have technical difficulties or trouble accessing the virtual meeting website?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the annual meeting login page.
What if I change my mind after I return my proxy?
You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. If you are a record holder, you may do this by:
•submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;
•sending a timely written notice of revocation to Corporate Secretary, SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735; or
•attending the annual meeting and voting virtually during the live webcast.
If you hold shares in street name, you may do this by:
•submitting new voting instructions in the manner provided by your bank, broker or other holder of record; or
•obtaining a “legal proxy” from your bank, broker or other holder of record in order to vote your shares virtually at the annual meeting.
Please note that simply attending the meeting will not, by itself, revoke your proxy.
How many votes are needed to hold the annual meeting?
The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business. If a quorum is not present, we may adjourn the annual meeting to solicit additional proxies.
On what items am I voting?
You are being asked to vote on three items:
•the election of three Class III directors nominated by the Board and named in the proxy statement to serve a term of three years until our 2024 annual meeting of stockholders (Proposal One);
•the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 (Proposal Two); and
•the approval, on a non-binding advisory basis, of the compensation of our named executive officers (Proposal Three).
No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.
How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?
With respect to the election of each of the nominees for director, you may:
•vote FOR the election of the director nominee; or

•vote WITHHOLD with respect to the election of the director nominee.
The three nominees for director receiving the most FOR votes shall be elected to the Board. A properly executed proxy marked WITHHOLD as to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
What happens if a nominee is unable or unwilling to stand for election?
If a nominee is unable or unwilling for good cause to stand for election, the Board may either:
•reduce the number of directors that serve on the Board; or
•designate a substitute nominee.
If the Board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election or unwilling for good cause will be voted for the substitute nominee.
How may I vote for the ratification of the appointment of our independent registered public accounting firm, and how many votes must the proposal receive to pass?
With respect to the proposal to ratify the appointment of our independent registered public accounting firm, you may:
•vote FOR the proposal;
•vote AGAINST the proposal; or
•ABSTAIN from voting on the proposal.
The ratification of the appointment of our independent registered public accounting firm must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Because the approval of this proposal is a routine matter on which a broker is generally empowered to vote, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on this proposal.
How may I vote on the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers, and how many votes must the proposal receive to pass?
With respect to the proposal to approve, on a non-binding advisory basis, the compensation of our named executive officers, you may:
•vote FOR the proposal;
•vote AGAINST the proposal; or
•ABSTAIN from voting on the proposal.
The approval of the compensation of our named executive officers must receive the affirmative vote of a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal. Broker non-votes are not votes cast and will not be counted in determining the outcome of this proposal.
How does the Board recommend that I vote?
The Board recommends a vote:
•FOR each of the director nominees;
•FOR the ratification of the appointment of our independent registered public accounting firm; and
•FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers.

What happens if I do not give specific voting instructions?
If you either:
•indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or
•sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting. See the section entitled “Other Matters” below.
If I hold my shares in a brokerage account, what happens if I do not provide voting instructions to my broker?
If your shares are held in street name through a broker and you do not provide voting instructions to your broker, your broker will have discretion to vote your shares only on “routine matters,” such as the ratification of the appointment of our independent registered public accounting firm described in Proposal Two. Proposal One and Proposal Three in this proxy statement are considered “non-routine matters.” If the broker that holds your shares does not receive instructions from you on how to vote your shares, your broker will not have the authority to vote your shares on Proposal One and Proposal Three. Therefore, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on Proposal Two and your shares will constitute “broker non-votes” with respect to Proposal One and Proposal Three and will have no effect on the election of directors or the non-binding advisory vote on our named executive officers' compensation.
We encourage you to provide instructions to your brokerage firm through one of the voting methods they have provided. This action ensures your shares will be voted at the meeting in accordance with your wishes.
How are broker non-votes and abstentions treated?
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the various proposals:
•Proposal One: Abstentions and broker non-votes will not count as a vote “FOR” or “AGAINST” with respect to a nominee’s election and thus will not be counted in determining the outcome of the election of directors.
•Proposal Two: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. The approval of Proposal Two is a routine matter on which a broker is generally empowered to vote. Because the approval of this proposal is a routine matter on which a broker is generally empowered to vote, if you do not submit voting instructions, your broker may exercise its discretion to vote your shares on this proposal.
•Proposal Three: Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. Broker non-votes will not be counted in determining the outcome of the vote on Proposal Three.
In order to minimize the number of broker non-votes, the Company encourages you to vote or to provide voting instructions to the broker that holds your shares by carefully following the instructions provided by your broker.
I share an address with another stockholder and we received only one paper copy of the proxy materials. How may I obtain a separate copy of the proxy materials?
We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, if you have elected to receive a full set of the proxy materials by mail, we deliver a single copy of this proxy statement and the 2020 Annual Report, to stockholders of record who have the same address unless we are notified that one or more of these stockholders wishes to receive individual copies. This procedure reduces our printing costs and postage fees.
If you participate in householding, upon oral or written request, we will deliver promptly a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of proxy materials was delivered. If you wish to receive a separate copy of this proxy statement and the 2020 Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact the Householding Department of Broadridge Financial Solutions, Inc. at 51 Mercedes Way, Edgewood, New York 11717; or by telephone at 1-866-540-7095. If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement and the 2020 Annual Report, or if you hold our common stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact Broadridge Financial Solutions, Inc. as indicated above.

If your shares are held in street name through a broker, bank or other nominee, please contact your broker, bank or nominee directly if you have questions, require additional copies of the Notice, this proxy statement or the 2020 Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our common stock sharing an address.
How can I submit a proposal for the 2022 annual meeting?
Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholders interested in submitting a proposal for inclusion in the proxy materials distributed by us for the 2022 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act. To be eligible for inclusion, stockholder proposals must be submitted in accordance with Rule 14a-8 and received by us not later than December 16, 2021. Stockholder proposals received after the close of business on December 16, 2021 would be untimely. Stockholder proposals must be in writing and received by the deadline described above at our principal executive offices at SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary. If we do not receive a stockholder proposal by the deadline described above, the proposal may be excluded from our proxy statement for our 2022 annual meeting.
Requirements for Stockholder Proposals or Director Nominations to Be Brought Before the 2022 Annual Meeting of Stockholders. Notice of any proposal or director nomination that you intend to present at the 2022 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2022 annual meeting of stockholders, must be delivered to our Corporate Secretary by mail at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary not less than 90 days nor more than 120 days in advance of the anniversary of our 2021 annual meeting. In addition, to be properly brought before the annual meeting your notice must set forth the information required by the Company’s bylaws with respect to each director nomination or other proposal that you intend to present at the 2022 annual meeting of stockholders. Our bylaws are available on the “Investors” portion of our website at www.solarwinds.com or may be obtained by writing to our Corporate Secretary. Such requests and all notices of proposals and director nominations by stockholders should be sent to SolarWinds Corporation, 7171 Southwest Parkway, Building 400, Austin, Texas 78735, Attention: Corporate Secretary.

PROPOSAL ONE: ELECTION OF DIRECTORS
Our Board is currently comprised of eleven directors and is divided into three classes with staggered three-year terms. The Board currently has four directors in Class I, four directors in Class II and three directors in Class III. The term of office of our Class III directors, Michael Bingle, Michael Hoffmann and Dennis Howard, will expire at this year's annual meeting of stockholders. Other than Michael Bingle, who is not standing for re-election, each of our current Class III directors is standing for election. A new nominee, Douglas Smith, is also standing for election at the annual meeting. The term of office of our Class I directors, Sudhakar Ramakrishna, William Bock, Seth Boro and Kenneth Y. Hao, will expire at the 2022 annual meeting. The term of office of our Class II directors, Catherine R. Kinney, James Lines, Easwaran Sundaram and Michael Widmann, will expire at the 2023 annual meeting. There are no family relationships between any of our directors or executive officers.
Nominees for Election as Class III Directors at the Annual Meeting
Listed below are this year’s nominees for election to the Board as Class III directors. Each of the director nominees has consented to be named in this proxy statement and to serve if elected. If elected, each nominee will serve for a term of three years expiring at the 2024 annual meeting of stockholders or until a successor has been duly elected and qualified or until the nominee’s earlier death, resignation or removal. The age of each director is as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Michael Hoffmann	35	Director	October 2018
Dennis Howard	52	Director	September 2020
Douglas Smith	69	Director Nominee	N/A
Michael Hoffmann has served on our Board since October 2018. Mr. Hoffmann has served as a Principal at Thoma Bravo since January 2018 and joined Thoma Bravo as a Vice President in August 2014. Mr. Hoffmann was previously an associate with the private equity firm Providence Equity Partners from 2010 to 2012. Prior to Providence Equity Partners, Mr. Hoffmann was an investment banking analyst with Citigroup Global Markets Inc. from 2008 to 2010. Mr. Hoffmann received his M.B.A. from the Stanford Graduate School of Business and graduated with an A.B. in Economics from Harvard University. Mr. Hoffmann currently serves on the board of directors of several private software and technology services companies in which certain investment funds advised by Thoma Bravo hold an investment. Our Board believes that Mr. Hoffmann’s industry experience and overall knowledge of our business qualify him to serve as a director.
Dennis Howard has served on our Board since September 2020. Mr. Howard has served as the Executive Vice President and Chief Information Officer of Charles Schwab & Co, Inc. since 2016 and previously served as its Senior Vice President, Core Technology Services from 2014 to 2016. Prior to Charles Schwab, he served as Senior Vice President and Chief Information Officer of Visa Inc. and in various other information technology roles at Visa across a number of disciplines, including development of enterprise systems, data and analytics and client-facing product development. Prior to Visa, Mr. Howard worked in technology at Commerce One, Inc. and other firms and served in several roles in the public sector. Mr. Howard holds a B.A. from the University of Texas at San Antonio and a Masters of Public Policy and Administration from Baylor University. Our Board believes that Mr. Howard’s industry experience and overall knowledge of our business qualify him to serve as a director.
Douglas Smith has been an Industry Partner of Motive Partners GP, LLC, an investment firm focused on technology enabled companies that power the financial services industry, since June 2020 and previously served as an Adviser from September 2019 to June 2020. Mr. Smith also served as a senior advisor to Silver Lake from 2016 to 2019. Prior to that, Mr. Smith was the Co-Founder of Anaplan, Inc. where he held a variety of roles from 2009 to 2018. Previously, he was Global Chief Operating Officer of Capco. Prior to Capco, Mr. Smith served as an Operating Partner with Symphony Technology Group. Earlier in his career, he held positions including Executive Vice President and Chief Financial Officer of Mercury Interactive, co-head of the software practice at Hambrecht & Quist Capital Management, LLC, and Executive Vice President and Chief Financial Officer of Computervision, Inc. Mr. Smith currently serves on the board of directors of InvestCloud, Inc. and ServiceMax, Inc. and previously served on our Board from January 2018 to May 2018. Mr. Smith holds an M.A. in International Relations and Affairs from Northeastern University and a B.A. in Economics from Union College. Our Board believes that Mr. Smith’s industry experience and overall knowledge of our business qualify him to serve as a director.

Continuing Directors Not Standing for Election
Certain information about those directors whose terms do not expire at the annual meeting is furnished below. The ages of each director are as of the date of this proxy statement.

Name	Age	Positions and Offices Held with Company	Director Since
Sudhakar Ramakrishna	53	President, Chief Executive Officer and Director	December 2020
William Bock	70	Director	October 2018
Seth Boro	45	Director	February 2016
Kenneth Y. Hao	52	Director	February 2016
Catherine R. Kinney	69	Director	October 2018
James Lines	64	Director	February 2016
Easwaran Sundaram	50	Director	February 2020
Michael Widmann	32	Director	February 2020
Class I Directors (Terms Expire in 2022)
Sudhakar Ramakrishna has served on our Board since December 2020 and has served as our President and Chief Executive Officer since January 2021. He is a global technology leader with nearly 25 years of experience across cloud, mobility, networking, security and collaboration markets. He most recently served as the CEO of Pulse Secure, LLC, a leading provider of secure and zero trust access solutions for Hybrid IT environments, where he was responsible for all aspects of business strategy and execution since joining in May 2015. Prior to Pulse Secure, Mr. Ramakrishna served as the Senior Vice President and General Manager for the Enterprise and Service Provider Division at Citrix Systems, Inc., where he had responsibility for Citrix’s portfolio of virtualization, cloud networking, mobile platforms and cloud services solutions. Mr. Ramakrishna also has held senior leadership roles at Polycom, Inc., Motorola, Inc., Stoke, Inc., 3COM Corporation and U.S. Robotics. Mr. Ramakrishna is an experienced public and private company board member. Mr. Ramakrishna is a partner at Benhamou Global Ventures, a leading venture capital firm investing in emerging startups in the fields of security, analytics and applications. Mr. Ramakrishna earned a master’s degree in computer science from Kansas State University and a master’s of management degree from Northwestern University’s Kellogg School of Management. Our Board believes that Mr. Ramakrishna’s business and industry expertise, his extensive experience working with technology companies and his daily insight into corporate matters as principal executive officer of the Company make him well-qualified to serve as a director.
William Bock has served on our Board since October 2018, and was appointed Chairman of the Board in August, 2020. Mr. Bock has served as a board director and advisor for a number of technology companies, since his retirement from Silicon Laboratories Inc., or Silicon Labs, (NASDAQ: SLAB) in 2016. Mr. Bock, previously, served as President of Silicon Labs from 2013 to 2016 and as Chief Financial Officer and Senior Vice President of Silicon Labs from 2006 to 2011. From 2001 to 2006, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures. Before his venture career, Mr. Bock held senior executive positions with three venture-backed companies, Dazel Corporation, Tivoli Systems and Convex Computer Corporation. Mr. Bock began his career with Texas Instruments. Mr. Bock currently serves on the boards of directors of Silicon Labs and is Board Chairman of SailPoint Technologies (NYSE: SAIL). He previously served on the boards of directors of Convio (NASDAQ:CNVO), Entropic Communications (NASDAQ: ENTR) and Borderfree, Inc. (NASDAQ: BRDR). Mr. Bock also serves on the board of directors of a private technology company. Mr. Bock holds a B.S. in computer science from Iowa State University and a M.S. in industrial administration from Carnegie Mellon University. Our Board believes that Mr. Bock’s extensive board and industry experience and overall knowledge of our business qualify him to serve as a director.
Seth Boro has served on our Board since February 2016. Mr. Boro has served as a Managing Partner at Thoma Bravo since 2013. He was a Principal with Thoma Bravo at its founding in 2007 and became a Partner in 2011, serving in that capacity until becoming a Managing Partner in 2013. Prior to that time, Mr. Boro served in roles with a predecessor of Thoma Bravo since 2005. Mr. Boro previously was with the private equity firm Summit Partners and with Credit Suisse. Mr. Boro currently serves on the boards of directors of Dynatrace, Inc. (NYSE: DT) and several private software and technology service companies in which certain investment funds advised by Thoma Bravo hold an investment, and previously served on the board of directors of SailPoint Technologies Holdings, Inc. (NYSE: SAIL). Mr. Boro received his M.B.A. from the Stanford Graduate School of Business and is a graduate of Queen’s University School of Business (Canada), where he received a Bachelor of Commerce degree. Our Board believes that Mr. Boro’s board and industry experience and overall knowledge of our business qualify him to serve as a director.

Kenneth Y. Hao has served on our Board since February 2016. Mr. Hao is currently Chairman and a Managing Partner of Silver Lake, which he joined in 2000. Mr. Hao currently serves as a director on the boards of directors of NortonLifeLock Inc., ServiceMax, Inc. and SMART Global Holdings, Inc. Previously, he served as a director of Broadcom Inc. (formerly Avago Technologies Ltd.), SMART Storage Systems, Inc. (acquired by SanDisk Corporation), NetScout Systems, Inc. (Nasdaq: NTCT), UGS Corp. (acquired by Siemens AG), Network General Corporation (acquired by NetScout), and Certance Holdings (a division of Seagate Technology PLC acquired by Quantum Corporation). Prior to joining Silver Lake, Mr. Hao was with Hambrecht & Quist (now part of JP Morgan Chase & Co.) from 1990 to 1999, where he served as a Managing Director. Mr. Hao also serves on the Executive Council for UCSF Health. Mr. Hao graduated from Harvard College with an A.B. in Economics. Our Board believes that Mr. Hao’s board and industry experience and overall knowledge of our business qualify him to serve as a director.
Class II Directors (Terms Expire in 2023)
Catherine R. Kinney has served on our Board since October 2018. Ms. Kinney has over 35 years of experience in securities regulation and management. Ms. Kinney retired from NYSE Euronext in March 2009, having served as the president and co-chief operating officer of the NYSE Euronext from 2002 to 2008. From 2007 to 2009, she served in Paris, overseeing global listings, marketing and branding and served as part of the integration team following the merger of The New York Stock Exchange and Euronext in April 2007. Ms. Kinney joined the NYSE in 1974 and held management positions with responsibility for several divisions, which include client relations from 1996 to 2007, trading floor operations and technology from 1987 to 1996 and regulation from 2002 to 2004. Ms. Kinney currently serves on the boards of directors of MetLife, Inc. (NYSE: MET), MSCI Inc. (NYSE: MSCI) and QTS Realty Trust, Inc. (NYSE: QTS). Ms. Kinney previously served as a director of NetSuite Inc. (NYSE: N). Ms. Kinney holds a Bachelor of Arts degree from Iona College. Ms. Kinney has also received honorary degrees from Georgetown University, Fordham University and Rosemont College. Our Board believes that Ms. Kinney’s financial and industry experience and overall knowledge of our business qualify her to serve as a director.
James Lines has served on our Board since February 2016. Since 2002, he has been an Operating Partner for Thoma Bravo and is now a Senior Operating Partner. Mr. Lines’ prior experience includes service in various financial management capacities at affiliates of AMR Corporation (American Airlines), including as Chief Financial Officer of The SABRE Group; as Senior Vice President and Chief Financial Officer of ITI Marketing Services, a private tele-services firm backed by Golder, Thoma, Cressey, Rauner; and as Executive Vice President and Chief Financial Officer of United Surgical Partners, an international operator of surgery centers and hospitals. Since 2003, Mr. Lines has served on the board of directors of 24 software and technology service companies in which Thoma Bravo held an investment. He currently serves on the board of directors of six software and technology service companies in which Thoma Bravo holds an investment, including ABC Financial Services, LLC, Dynatrace, Inc. (NYSE: DT), Hyland Software, Inc., Imprivata, Inc., Qlik Technologies, Inc. and Riverbed Technology, Inc. Mr. Lines earned a B.S. in electrical engineering from Purdue University and an M.B.A. from Columbia University. Our Board believes that Mr. Lines’s management, financial and industry experience and overall knowledge of our business qualify him to serve as a director.
Easwaran Sundaram has served on our Board since February 2020. Mr. Sundaram has served as the Executive Vice President, Chief Digital & Technology Officer of JetBlue Airways Corporation since 2017 and previously served as its Executive Vice President of Innovation and Chief Information Officer from 2012 to 2017. Since January 2016, Mr. Sundaram has served as Oversight Officer & Investment Committee Member for JetBlue Technology Ventures, a wholly owned subsidiary of JetBlue Airways Corporation that incubates, invests in and partners with early stage startups. Previously, he was Senior Vice President of Global Supply Chain Operations and Global Chief Information Officer at Pall Corporation and served in a senior supply chain management role at PSS World Medical, Inc. (now McKesson Corporation). Mr. Sundaram also serves as a director of WESCO International, Inc. (NYSE: WCC) and Société Internationale de Télécommunications Aéronautiques (SITA). Mr. Sundaram holds a Bachelor of Science degree in Chemistry from Madurai Kamaraj University, a Supplemental Degree in Logistics Management from the Institute of Rail Transport, India and a Masters of Science in International Transportation Management from State University of New York Maritime College. Our Board believes that Mr. Sundaram’s experience as a technology executive of a Fortune 500 company and his expertise in digital tools and applications and cybersecurity and overall knowledge of our products and industry qualify him to serve as a director.
Michael Widmann has served on our Board since February 2020. Mr. Widmann is currently a Director of Silver Lake, which he joined in 2011. Previously, he worked in the Technology Investment Banking Group at Credit Suisse. He currently serves on the board of directors of TEG Pty Ltd. Mr. Widmann received a B.A. in Economics from Claremont McKenna College. Our Board believes that Mr. Widmann’s industry experience and overall knowledge of our business qualify him to serve as a director.

Involvement in Certain Legal Proceedings
Douglas Smith, a director nominee, is subject to a final judgment, entered on February 21, 2013, by a federal district court relating to alleged violations by Mr. Smith of Section 17(a) of the Securities Act of 1933, as amended (the “Securities Act”), and Sections 10(b), 13(b)(5), 14(a) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and rules promulgated thereunder, including Exchange Act Rule 10b-5, in connection with Mr. Smith’s service as Chief Financial Officer of Mercury Interactive, LLC. The allegations concern Mercury Interactive’s practices with respect to stock option backdating and recording of compensation expense, as well as its disclosure practices with respect to revenue recognition. Without admitting or denying any allegations, Mr. Smith consented to be permanently enjoined from violating Sections 17(a)(2) and 17(a)(3) of the Securities Act, to disgorge $451,200 of alleged profit to Mercury Interactive and to pay to the SEC a civil monetary penalty of $100,000. Mr. Smith also agreed to reimburse Hewlett-Packard Corporation, which acquired Mercury Interactive, an amount equal to $2,814,687 pursuant to Section 304 of the Sarbanes-Oxley Act of 2002. All such amounts have been paid in full and the judgment did not include any restrictions on Mr. Smith’s service as an officer or director of any public company.

Required Vote and Recommendation of the Board for Proposal One
You may vote “FOR,” or “WITHHOLD” on this proposal. The election of directors requires a plurality vote of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote thereon to be approved. Abstentions and broker non-votes are not votes cast and will not be counted in determining the outcome of the election of directors.
Our nominating and corporate governance committee has recommended, and our Board has approved, Michael Hoffmann, Dennis Howard and Douglas Smith as nominees for election as Class III directors at the annual meeting. If elected, Messrs. Hoffmann, Howard and Smith will serve as Class III directors until the 2024 annual meeting of stockholders or until their successors are duly elected and qualified.

Our Board recommends that you vote FOR Messrs. Hoffmann, Howard and Smith.

CORPORATE GOVERNANCE
Board of Directors
Our business and affairs are managed under the direction of our Board. Currently, our Board consists of eleven persons, ten of whom qualify as “independent” under the listing standards of The New York Stock Exchange, or NYSE. The number of directors is fixed by our Board, subject to the terms of our third amended and restated certificate of incorporation, or charter, amended and restated bylaws, or bylaws, and amended and restated stockholders’ agreement dated October 18, 2018, or stockholders’ agreement.
Certain Sponsor Rights
We have a valuable relationship with our Sponsors, who acquired us in February 2016 in a take private transaction, or the Take Private. As of April 5, 2021, the Sponsors beneficially owned in the aggregate 77.9% of our common stock.  Our Sponsors have certain voting and director nomination rights under the stockholders’ agreement.
Pursuant to the terms of our amended and restated stockholders’ agreement, or stockholders’ agreement, the Sponsors are entitled to nominate members of our Board as follows:
•so long as the Silver Lake Funds own, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of common stock immediately following the consummation of our initial public offering, or IPO, affiliates of Silver Lake will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO, affiliates of Silver Lake will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO, affiliates of Silver Lake will be entitled to nominate one director; and
•so long as the Thoma Bravo Funds and their co-investors own, in the aggregate, (i) at least 20% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO, affiliates of Thoma Bravo will be entitled to nominate three directors, (ii) less than 20% but at least 10% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO, affiliates of Thoma Bravo will be entitled to nominate two directors, and (iii) less than 10% but at least 5% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO, affiliates of Thoma Bravo will be entitled to nominate one director.
Pursuant to the stockholders’ agreement, Messrs. Boro, Hoffmann and Lines were elected as designees of affiliates of Thoma Bravo and Messrs. Hao, Smith and Widmann were elected as designees of affiliates of Silver Lake. As of April 5, 2021, each of the Silver Lake Funds and the Thoma Bravo Funds and their co-investors continued to own more than 20% of the aggregate number of outstanding shares of common stock immediately following the consummation of our IPO and, accordingly, retain their right to nominate three directors under the stockholders’ agreement. Of the Class III director nominees up for election at the annual meeting, Mr. Hoffmann is the designee of affiliates of Thoma Bravo and Mr. Smith is the designee of affiliates of Silver Lake.
For additional information regarding the terms of the stockholders’ agreement see “Certain Relationships and Related Party Transactions—Stockholders’ Agreement.”

Board Leadership
Our corporate governance guidelines do not require the separation of our Chairman of the Board and Chief Executive Officer positions. However, in August 2020, in connection with the announced retirement of Mr. Thompson as President and Chief Executive Officer of the Company, the Board determined to separate the roles of Chairman and Chief Executive Officer and to appoint Mr. Bock as its non-executive Chairman. By separating these roles, the Board believed that Mr. Thompson's successor, Mr. Ramakrishna, would be able to focus on executing the Company’s strategy as our President and Chief Executive Officer, and Mr. Bock would be able to devote his attention to matters of Board oversight and governance and support a smooth transition. Mr. Bock brings considerable skills and experience to the role of Chairman. In this capacity, he has significant responsibilities, including calling and presiding over Board meetings, including meetings of the independent directors, setting meeting agendas and determining materials to be distributed to the Board. Following an executive session of independent directors, the non-executive Chairman acts as a liaison between the independent directors and the Board regarding any specific feedback or issues. Our non-executive Chairman also provides management with input regarding schedule and agenda items for Board and committee meetings and the information to be provided to the independent directors in performing their duties. In addition, each of the committees of the Board is chaired by an independent director. We believe that having an independent Chairman currently provides the most effective leadership model for the Company and when combined with the role of our independent committee chairs, creates an environment that is conducive to objective evaluation and oversight of management’s performance. In September 2020, in light of the appointment of Mr. Bock as non-executive Chairman, the Board determined that it was no longer necessary to retain the role of Catherine R. Kinney as Lead Independent Director.
Risk Oversight
Our Board is responsible for overseeing our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function primarily through our nominating and corporate governance committee. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.
Our nominating and corporate governance committee is responsible for our general risk management strategy, monitoring and assessing the most significant risks facing us and overseeing the implementation of risk mitigation strategies by management. Our nominating and corporate governance committee also monitors and assesses the effectiveness of our corporate governance guidelines and our policies, plans and programs relating to cyber and data security and legal and regulatory risks associated with our products and business operations.
Our audit committee and compensation committee also are responsible for overseeing certain risks related to their responsibilities. Specifically, our audit committee receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm relating to financial risks. Our compensation committee monitors and evaluates whether any of our compensation policies and programs have the potential to encourage unnecessary risk-taking.
Our technology and cybersecurity committee is responsible for overseeing our information technology systems and cybersecurity.
Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance or reporting levels.
Our Board believes that the processes it has established for overseeing risk would be effective under a variety of leadership frameworks and therefore do not materially affect its choice of leadership structure as described under “Board Leadership” above.
Committees of Our Board of Directors
Our Board has established an audit committee, a compensation committee, a nominating and corporate governance committee and a technology and cybersecurity committee, and may have such other committees as our Board may establish from time to time. The composition and responsibilities of each of the committees of our Board is described below. Members serve on these committees until their resignation or until otherwise determined by our Board. Pursuant to the terms of the stockholders’ agreement, any new committees of our Board will include at least one director nominated by Silver Lake and at least one director nominated by Thoma Bravo, as long as each of Silver Lake and Thoma Bravo is still then entitled to nominate at least one director, respectively, and such additional members as determined by our Board, with exceptions for requirements of law and stock exchange rules. The charters for our audit committee, compensation committee, nominating and corporate governance committee and technology and cybersecurity committee are available on the “Investors” portion of our website at www.solarwinds.com.

The following table provides information on the Board’s current committee memberships. As disclosed elsewhere in this Proxy Statement, Mr. Bingle is not standing for re-election and will not continue to serve as a member of the Nominating and Corporate Governance Committee. Mr. Smith will replace Mr. Bingle as the third member of such committee.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Technology and Cybersecurity Committee
Mike Bingle			Member
William Bock	Chair	Chair
Seth Boro		Member
Dennis Howard	Member			Member
Kenneth Y. Hao		Member
Catherine Kinney	Member		Chair
Easwaran Sundaram	Member		Member	Member
Sudhakar Ramakrishna				Member
Audit Committee
Our audit committee currently consists of Messrs. Bock, Howard and Sundaram and Ms. Kinney, and Mr. Bock currently serves as the chair of our audit committee. Paul Cormier, a member of our Board in 2020 until his resignation on September 17, 2020, served on our audit committee during 2020 until February 25, 2020. Our Board has determined that each current member of the audit committee satisfies the requirements for independence, financial literacy and financial expertise under the applicable rules and regulations of the SEC and listing standards of the NYSE (including the additional independence standards applicable to audit committee members). Our Board has determined that each of our current audit committee members qualifies as an “audit committee financial expert” as defined in the rules of the SEC. Our audit committee is, among other things, responsible for:
•selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•helping to ensure the independence and performance of the independent registered public accounting firm;
•discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and that firm, our interim and year-end operating results;
•establishing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•considering the adequacy of our internal controls and internal audit function;
•reviewing material related-party transactions or those that require disclosure; and
•approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.
Compensation Committee
Our compensation committee currently consists of Messrs. Bock, Boro and Hao, and Mr. Bock currently serves as the chair of our compensation committee. Our Board has determined that each member of the compensation committee meets the additional independence standards of the NYSE and the SEC applicable to members of compensation committees. In addition, each member of the compensation committee is (1) an “outside director,” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and (2) a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
Our compensation committee is, among other things, responsible for:
•reviewing and approving, or recommending that our Board approve, the compensation of our executive officers;
•reviewing and recommending to our Board the compensation of our non-employee directors;
•reviewing and recommending to our Board the terms of any compensatory agreements with our executive officers;
•administering our stock and equity incentive plans;
•reviewing and approving, or making recommendations to our Board with respect to, incentive compensation and equity plans; and

•reviewing our overall compensation philosophy.
In addition, the compensation committee may delegate to the Chief Executive Officer the authority to make grants of equity-based compensation within established guidelines to certain eligible individuals who are not executive officers.
Nominating and Corporate Governance Committee
Our nominating and corporate governance committee currently consists of Ms. Kinney and Messrs. Bingle and Sundaram, and Ms. Kinney currently serves as the chair of our nominating and corporate governance committee. Mr. Cormier served on our nominating and corporate governance committee during 2020 until September 17, 2020. Our Board has determined that each member of the nominating and corporate governance committee meets the additional independence standards of the NYSE.
Our nominating and corporate governance committee is, among other things, responsible for:
•identifying and recommending candidates for membership on our Board, in accordance with the terms and requirements of the stockholders’ agreement;
•reviewing and recommending our corporate governance guidelines and policies;
•reviewing proposed waivers of the code of business conduct and ethics for directors and executive officers;
•overseeing the process of evaluating the performance of our Board;
•overseeing our general risk management strategy;
•establishing and reviewing compliance with stock ownership guidelines for the Company’s executive officers and non-employee directors; and
•assisting our Board on corporate governance matters.
Technology and Cybersecurity Committee
Our technology and cybersecurity committee was formed on January 6, 2021 and currently consists of Messrs. Ramakrishna, Howard and Sundaram. Our Board has determined that each member of the technology and cybersecurity committee, other than Mr. Ramakrishna, meets the additional independence standards of the NYSE.
Our technology and cybersecurity committee is, among other things, responsible for:
•providing guidance to the Board and oversight as appropriate with respect to our material activities related to the December 2020 cyberattack and related matters, including, without limitation, internal or third-party investigations, public or governmental disclosures, our remediation efforts and our policies and procedures with respect thereto;
•providing guidance to the Board on our cybersecurity and other IT risks, controls and procedures and our strategy to mitigate cybersecurity risks and potential breaches;
•reviewing and providing guidance to the Board on the integrity of our IT systems’ operational controls to ensure legal and regulatory compliance;
•reviewing periodically with management our disaster recovery capabilities; and
•annually reviewing the appropriateness and adequacy of our cyber-insurance coverage.
Director Independence
Our Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, our Board has determined that each of Ms. Kinney and Messrs. Bock, Boro, Hao, Hoffmann, Howard, Lines, Smith, Sundaram, and Widmann (comprising all of our directors other than Mr. Ramakrishna) do not have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors (other than Mr. Ramakrishna) is “independent” as that term is defined under the listing standards of the NYSE. In addition, our Board previously determined that Jason White, who served on our Board in 2020 and resigned as a director on February 26, 2020, and Mr. Cormier, who resigned as a director on September 17, 2020, each were “independent” (as that term is defined under the listing standards of the NYSE) at the time they served as directors. In making these determinations, our Board considered the current and prior relationships that each non-employee director has with our Company and all other facts and circumstances our Board deemed relevant in determining their independence and eligibility to serve on the committees of our Board, including the transactions described in “Certain Relationships and Related Party Transactions.”

Communications to the Board of Directors
Stockholders and any other interested parties may communicate with the members of the Board, with individual directors, including our Chairman, or with any group of directors, including our independent directors, by sending a letter to our Corporate Secretary at 7171 Southwest Parkway, Building 400, Austin, Texas 78735 or general_counsel@solarwinds.com. The Corporate Secretary will maintain a log of such communications and will transmit as soon as practicable such communications to the Board or to the identified director(s), although communications that are abusive, in bad taste or that present safety or security concerns may be handled differently, as determined by the Corporate Secretary.
Director Nomination Procedures
The nominating and corporate governance committee has the responsibility for reviewing and recommending to the Board the Company’s candidates for director positions in accordance with the terms and requirements of the stockholders’ agreement. The nominating and corporate governance committee, in evaluating Board candidates, considers factors such as professional background and skills, personal character, values and discipline, ethical standards, diversity and other outside commitments, all in the context of an assessment of the needs of the Board at the time. The committee’s objective is to maintain a Board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The nominating and corporate governance committee considers diversity in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the Board’s performance of its responsibilities in the oversight of a global technology business.
The nominating and corporate governance committee will consider director candidates recommended by stockholders in the same manner and using the same criteria as used for any other director candidate. The nominating and corporate governance committee also may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the nominating and corporate governance committee, a stockholder must submit a recommendation in writing to our Corporate Secretary at 7171 Southwest Parkway, Building 400, Austin, Texas 78735, and must include the following information:
•the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time that the person has owned the shares;
•the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director;
•the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and
•any other information about the stockholder and the candidate that would be required if the stockholder provided notice to the Company of its intent to nominate the director candidate pursuant to Section 3.16 of our bylaws.
The nominating and corporate governance committee may require additional information as it deems reasonably required to determine the eligibility of the director candidate to serve as a member of the Board.
For a candidate to be considered by the nominating and corporate governance committee for nomination to the Board at an upcoming annual meeting, a stockholder recommendation must be received by our Corporate Secretary not later than 90 days nor earlier than 120 days prior to the anniversary date of the Company’s most recent annual meeting of stockholders.
The nominating and corporate governance committee annually reviews with the Board the requisite skills and characteristics of Board members, as well as the composition of the Board as a whole. This assessment includes a consideration of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner. Directors are expected to exemplify the highest standards of personal and professional integrity and to constructively challenge management through their active participation and questioning. In particular, the nominating and corporate governance committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of the Company’s businesses.
Our stockholders’ agreement provides the Sponsors with certain nomination rights. See “Corporate Governance—Certain Sponsor Rights” above for more information regarding these rights.

Board and Annual Meetings Attendance
During 2020, our Board held 22 meetings, our audit committee held nine meetings, our compensation committee held five meetings and our nominating and corporate governance committee held four meetings. During 2020, each current director attended at least 95% of the aggregate of the total number of Board meetings held during the period of such member’s service.
Directors are encouraged, but not required, to attend our annual meeting of stockholders. Ten out of eleven of our current directors who were then serving as directors attended our 2020 annual meeting of stockholders.
Compensation Committee Interlocks and Insider Participation
Messrs. Bock, Boro and Hao served as members of the compensation committee in 2020. None of the members of the compensation committee has at any time been one of our officers or employees. Except as set forth under “Certain Relationships and Related Party Transactions,” none of these members of the compensation committee has any relationships with us of the type that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or compensation committee.
Code of Business Ethics and Conduct
Our Board has adopted a code of business conduct and ethics for all employees, including our President and Chief Executive Officer, Chief Financial Officer, and other executive and senior financial officers. The code of business ethics and conduct and our corporate governance guidelines are available on the “Investors” portion of our website at www.solarwinds.com. To the extent and in the manner required by applicable rules of the SEC and NYSE, we intend to disclose any amendments to our code of business conduct and ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.

DIRECTOR COMPENSATION
2020 Director Compensation Table
The following table provides information regarding the compensation paid to our non-employee directors for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Michael Bingle	55,000	209,986	—	264,986
William Bock(3)	132,989	259,972	—	392,961
Seth Boro	58,750	209,986	—	268,736
Paul J. Cormier(4)	41,046	209,986	—	251,032
Kenneth Y. Hao	58,750	209,986	—	268,736
Michael Hoffmann	50,000	209,986	—	259,986
Dennis Howard(5)	18,003	459,993	—	477,995
Catherine R. Kinney	86,739	209,986	—	296,725
James Lines	50,000	209,986	—	259,986
Easwaran Sundaram(6)	54,497	459,996	—	514,493
Jason White(7)	7,692	—	—	7,692
Michael Widmann(8)	42,308	616,856	—	659,163
Sudhakar Ramakrishna(9)	—	—	—	—
________________
(1)The amounts in this column represent the amounts paid in cash to our non-employee directors for board and committee service during the fiscal year ended December 31, 2020 under our non-employee director compensation policy, which is further described below under the caption “Narrative Disclosure to Director Compensation Table—Non-Employee Director Compensation Policy.”
(2)The amounts reported in this column reflect the aggregate grant date fair value of restricted stock units, or RSUs, based on the closing price of a share of common stock on the grant date computed in accordance with ASC Topic 718. The RSUs were the annual equity awards under our non-employee director compensation policy that were granted on the date of our 2020 annual meeting of stockholders as further described below under the caption “Narrative Disclosure to Director Compensation Table—Non-Employee Director Compensation Policy,” other than with respect to Mr. Howard whose annual equity award was granted on September 17, 2020, the date he was appointed to the Board. The number of shares of common stock underlying outstanding stock awards held by each of our non-employee directors as of December 31, 2020 is as follows:

Director Name	Outstanding Stock Awards
Michael Bingle	27,264
William Bock	29,834
Seth Boro	27,264
Paul J. Cormier	—
Kenneth Y. Hao	27,264
Michael Hoffmann	27,264
Dennis Howard	23,650
Catherine R. Kinney	27,264
James Lines	27,264
Easwaran Sundaram	26,651
Jason White	—
Michael Widmann	27,265

(3)Mr. Bock was appointed as Chairman of the Board effective August 5, 2020.
(4)Mr. Cormier resigned as a member of our Board effective September 17, 2020. Includes pro rata board member and nominating and corporate governance committee member retainers for the period during which Mr. Cormier served on our Board and nominating and corporate governance committee during 2020 (from January 1, 2020 to September 17, 2020) and pro rata audit committee member retainer for the period during which Mr. Cormier served on our audit committee (from January 1, 2020 to February 25, 2020).

(5)Mr. Howard was appointed as a director effective on September 17, 2020.
(6)Mr. Sundaram was appointed as a director and a member of the audit committee effective on February 25, 2020, and as a member of the nominating and corporate governance committee effective on September 17, 2020.
(7)Mr. White resigned as a member of our Board effective on February 26, 2020. Includes pro rata board member retainer for the period during which Mr. White served on our Board during 2020 (from January 1, 2020 to February 26, 2020).
(8)Mr. Widmann was appointed as a director effective on February 26, 2020.
(9)Mr. Ramakrishna was appointed as a director effective on December 7, 2020 prior to becoming our Chief Executive Officer on January 4, 2021. Mr. Ramakrishna did not receive any compensation for his service on the Board in December.

Narrative Disclosure to Director Compensation Table
The compensation committee is responsible for recommending to the Board the form and amount of compensation for non-employee directors. For the fiscal year ended December 31, 2020, our non-employee directors were entitled to receive cash retainers for Board and committee service and awards of RSUs under our non-employee director compensation policy described below.
Non-Employee Director Compensation Policy
At the time of our IPO in October 2018, our compensation committee reviewed our non-employee director compensation program in light of the following principles:
•attract world class business talent, experienced with fast-growing multinationals in the technology sector;
•provide compensation that is competitive relative to our industry, size, and complexity;
•differentiate for roles with added experience requirements and/or time commitments; and
•align program design to focus decision-making on long-term stockholder value creation.
On September 17, 2020, in light of the appointment of Mr. Bock as Chairman of the Board effective August 5, 2020 and the removal of the position of Lead Independent Director on September 17, 2020, the Board approved an amended and restated director compensation policy for all non-employee directors to add compensation for the role of Chairman of the Board. In addition, on April 13, 2021, the Board approved a further amended and restated director compensation policy for all non-employee directors to add compensation for the members of the Technology and Cybersecurity Committee. Pursuant to the amended and restated director compensation policy non-employee directors receive the compensation set forth in the table below. All retainers are annual cash amounts paid quarterly based on the director’s service period. Chairman and committee retainers are in addition to the general Board member retainer. Committee chairs receive the applicable committee chair retainer in lieu of the member retainer payable for service on the committee.

General Board member retainer	$50,000
Chairman retainer	$100,000
Audit Committee Chair retainer	$25,000
Compensation Committee Chair retainer	$17,500
Nominating and Corporate Governance Committee Chair retainer	$10,000
Technology and Cybersecurity Committee Chair retainer	$10,000
Audit Committee member retainer	$12,500
Compensation Committee member retainer	$8,750
Nominating and Corporate Governance Committee member retainer	$5,000
Technology and Cybersecurity Committee member retainer	$5,000
Initial equity award	$460,000 value (100% RSUs)(1)
Initial equity award - Chairman	$50,000 value (100% RSUs)(2)
Annual equity award	$210,000 (100% RSUs)(3)

(1)The number of RSUs granted will be calculated using the closing price of one share of our common stock on the grant date. The awards vest annually over four years with 25% of the RSUs vesting on each anniversary of the grant date, subject to continued service through each applicable date, unless otherwise determined by the Board and set forth in the grant agreement between the non-employee director and the Company.

(2)The initial equity award will be granted on the date the non-employee director is first appointed as Chairman. The number of RSUs granted will be calculated using the closing price of one share of our common stock on the grant date. The award will vest 100% on the date of our next annual meeting of stockholders following the grant date, subject to continued service through such date.
(3)The annual equity award is granted to continuing directors on each date of our annual meeting of stockholders if, as of such date, a director has served on the Board for at least the preceding six months. The number of RSUs granted will be calculated using the closing price of one share of our common stock on the grant date. The award will vest 100% on the one-year anniversary of the grant date, subject to continued service through such date.
Non-Employee Director Stock Ownership Guidelines
In September 2019, our nominating and corporate governance committee adopted stock ownership guidelines that apply to our non-employee directors. Pursuant to these guidelines, as of January 1 of each year, each of our non-employee directors must retain an equity interest in the Company that is at least three times the base annual cash board retainer. For purposes of the stock ownership guidelines, equity interests include vested and unvested shares of common stock, vested but unexercised stock options, unvested stock options, unvested RSUs, and unvested performance stock units, or PSUs, whose level of achievement has been certified by the compensation committee but are subject to further service-based vesting. With respect to non-employee directors that are designees of the Silver Lake Funds under our stockholders’ agreement, equity interests for the purposes of calculating stock ownership guideline compliance also includes shares of common stock owned by the Silver Lake Funds. With respect to non-employee directors that are designees of the Thoma Bravo Funds under our stockholders’ agreement, equity interests for the purposes of calculating stock ownership guideline compliance also includes shares of common stock owned by the Thoma Bravo Funds. For purposes of our stock ownership guidelines, the value of the equity interests held by a non-employee director is calculated based on the average closing stock price of one share of the our common stock as listed on the NYSE for the 30 calendar days preceding the determination date of January 1st of each year.
Each non-employee director shall have five years to accumulate this equity interest from the later of the implementation of the stock ownership guidelines and the date such person became subject to the stock ownership guidelines. Following the accumulation period, in the event that a non-employee director no longer holds the required interest as a result of fluctuations in the trading price of our common stock or changes in the annual cash board retainer, such non-employee director will have one year to regain the required equity interests. As of January 1, 2021, each of our non-employee directors was in compliance with our non-employee director stock ownership guidelines.

PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
The audit committee of our Board has appointed PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2021 and will present such appointment to the stockholders for ratification at the annual meeting of stockholders. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting to respond to questions from stockholders and will be given the opportunity to make a statement if so desired.
Stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP is not required by our organizational documents or applicable law. However, the audit committee and the Board believe it is a good corporate governance practice to request stockholder ratification of the audit committee’s appointment of PricewaterhouseCoopers LLP and will take your vote on the proposal into consideration when appointing our independent registered public accounting firm in the future. If the appointment of PricewaterhouseCoopers LLP is not ratified by you, the audit committee may reconsider the appointment. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
Audit and Non-Audit Fees
PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the years ended December 31, 2020 and 2019. In addition to performing the audit of our consolidated financial statements, PricewaterhouseCoopers LLP also provides various other services to us. Fees paid to PricewaterhouseCoopers LLP for services provided during these years are presented below.

	2020	2019
Audit Fees	$3,315,000	$2,382,000
Audit-Related Fees	2,325,000	—
Tax Fees	479,014	379,397
Other Fees	900	975
Total	$6,119,914	$2,762,297

Audit Fees. Audit fees consist of professional services rendered for the audit of our annual consolidated financial statements and the effectiveness of its internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q, accounting consultations related to audit services and other services that are normally provided by the independent auditor in connection with statutory and regulatory filings both domestically and internationally. The increase in 2020 fees is primarily due to incremental billings for audit procedures performed related to the cyber incident and the intra-group transfer of intellectual property.
Audit-Related Fees. Audit-Related Fees consist of fees associated with the carve-out audits for the anticipated separation of the MSP business. There were no aggregate fees billed by PwC for these services in 2019.
Tax Fees. Tax fees include services for tax compliance and research, tax advice, exam assistance, tax planning and technical tax advice.
Other Fees. Other fees consist of fees for accounting research software.
Pre-Approval of Audit and Non-Audit Services
The audit committee is authorized by its charter to pre-approve all audit and permitted non-audit services to be performed by our independent registered public accounting firm. The audit committee reviews and approves the independent registered public accounting firm’s retention to perform audit services, including the associated fees. The audit committee also evaluates other known potential engagements of the independent registered public accounting firm, including the scope of the proposed work and the proposed fees, and approves or rejects each service, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent registered public accounting firm’s independence from management. At subsequent meetings, the audit committee will receive updates on the services actually provided by the independent registered public accounting firm, and management may present additional services for approval.
All services provided by PricewaterhouseCoopers LLP during the fiscal years ended December 31, 2020 and December 31, 2019 were pre-approved by the audit committee.

The audit committee has reviewed the fees and services described above, and believes that such fees and services are compatible with maintaining the independence of PricewaterhouseCoopers LLP.
Required Vote and Recommendation of the Board for Proposal Two
You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the shares of our common stock represented in person or by proxy at the annual meeting and entitled to vote on the proposal.

Our Board recommends that you vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

REPORT OF THE AUDIT COMMITTEE
The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.
The audit committee of our Board is responsible for, among other things, reviewing with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the scope and results of their audit engagement. In connection with the 2020 audit, the audit committee:
•reviewed and discussed with management the Company’s audited financial statements for the year ended December 31, 2020;
•discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; and
•received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCooper LLP’s communications with the audit committee concerning independence, and the audit committee has discussed with PricewaterhouseCoopers LLP that firm’s independence.
Based on the review and discussions described in the preceding bullet points, the audit committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC.

                                SUBMITTED BY THE AUDIT COMMITTEE OF
                                THE BOARD OF DIRECTORS*
William Bock (Chair)
Dennis Howard
Catherine R. Kinney
Easwaran Sundaram

*Paul Cormier served on the audit committee until February 25, 2020. Mr. Cormier did not sign this report because he was not a member of the audit committee at the time of the audit committee’s review, discussion and recommendation to the Board regarding the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2020.

PROPOSAL THREE: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (“SAY-ON-PAY”)
As of December 31, 2019, we were no longer an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act. A non-binding advisory vote was held at our 2020 annual meeting of stockholders regarding the frequency of future non-binding advisory votes on our named executive officers' compensation (the “Say-When-on-Pay” proposal), and over 99% of the votes cast supported an annual frequency. In light of this result, the Board determined that a non-binding advisory vote to approve the compensation of our named executive officers (a “Say-on-Pay” vote) will be conducted annually until the next Say-When-on-Pay vote.
The compensation committee and the Board believe our executive compensation program, as described in the Compensation Discussion and Analysis, the compensation tables and the related narratives, and other materials in this proxy statement reflects our goal of linking Company performance with executive compensation. The compensation committee and the Board believe that the executive compensation program is reasonable and effective in that it aligns the interests of our executive officers with both the short-term and long-term interests of our stockholders.
As required pursuant to Section 14A of the Securities Exchange Act, the “Say-on-Pay” proposal gives you as a stockholder the opportunity to endorse or not endorse our executive compensation program through the following resolution:
“RESOLVED, that the compensation of our named executive officers, as described in the section titled “Compensation Discussion and Analysis,” the compensation tables and the related narratives and other materials in this Proxy Statement is hereby approved.”
Because this vote is advisory, it will not be binding upon the Board, the compensation committee or the Company. However, the compensation committee will strongly consider the outcome of the vote when determining future executive compensation arrangements. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.
Required Vote and Recommendation of the Board for Proposal Three
You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions will be counted towards the vote total and will have the same effect as votes against this proposal. Broker non-votes are not votes cast and will not be counted in determining the outcome of the nonbinding advisory vote on the compensation of our named executive officers.

Our Board recommends that you vote “FOR” the non-binding advisory vote to approve the compensation of our named executive officers.

EXECUTIVE OFFICERS
Set forth below is the name, age, and position of each of our executive officers as of the date of this proxy statement.

Name	Age	Position
Sudhakar Ramakrishna	50	President and Chief Executive Officer
J. Barton Kalsu	53	Executive Vice President, Chief Financial Officer and Treasurer
David Gardiner	45	Executive Vice President, Chief Revenue Officer
Jason W. Bliss	46	Executive Vice President, Chief Administrative Officer and Secretary
John Pagliuca	44	Executive Vice President and President, MSP
Sudhakar Ramakrishna—For biographical information, see “Proposal One—Continuing Directors Not Standing for Election—Class I Directors (Terms Expire in 2022).”
J. Barton Kalsu has served as our Executive Vice President, Chief Financial Officer and Treasurer since April 2016. He served as our Executive Vice President, Finance and Chief Accounting Officer from October 2013 to April 2016 and served as our Chief Accountant and Senior Vice President, Finance, from November 2011 to October 2013. Mr. Kalsu joined the Company as Chief Accountant and Vice President, Finance in August 2007. Prior to joining the Company, Mr. Kalsu worked for JPMorgan Chase Bank as Vice President, Commercial Banking, from June 2005 until August 2007. From April 2002 until June 2005, Mr. Kalsu worked for Red Hat, Inc. as Senior Director of Finance. Mr. Kalsu serves on the board of directors of EP Energy Corporation (NYSE: EPE). Mr. Kalsu previously served on the board of directors of Athlon Energy Inc. (Nasdaq: ATHL) prior to its acquisition by Encana Corporation. He holds a B.S. in Accounting from Oklahoma State University.
David Gardiner has served as our Executive Vice President, Chief Revenue Officer since March 2021. Mr. Gardiner previously serviced as our Executive Vice President and President, ITOM from January 2020 to March 2021, Executive Vice President, Core IT from January 2018 to January 2020, Executive Vice President, International Sales from October 2015 to January 2018, Senior Vice President, Sales from July 2013 to October 2015 and Vice President, Sales from November 2007 to July 2013. Prior to joining the Company, Mr. Gardiner worked as Director, Business Development for Motive, Inc., Manager, Business Development for BroadJump, LLC, and in channel business development for Trilogy, Inc. Mr. Gardiner holds an Honours Bachelor of Business Administration from Wilfrid Laurier University.
Jason W. Bliss has served as our Executive Vice President, Chief Administrative Officer and Secretary since March 2021. Mr. Bliss previously served as our Executive Vice President, Corporate Development, General Counsel and Secretary from January 2020 to March 2021, Executive Vice President, General Counsel and Secretary from June 2016 to January 2020, Senior Vice President, General Counsel and Secretary from April 2016 to June 2016, Senior Vice President, Legal Operations and Corporate Development from October 2013 to April 2016, Vice President, Corporate Development from June 2012 to October 2013 and Assistant General Counsel from March 2008 to June 2012. Prior to joining the Company, Mr. Bliss was an associate at DLA Piper LLP (US) specializing in mergers and acquisitions, capital market transactions and technology licensing. Prior to DLA Piper, Mr. Bliss was a technology consultant with Accenture. Mr. Bliss earned a J.D. and an M.B.A. from Duke University and a B.S. in Engineering Science from the University of Virginia.
John Pagliuca has served as our Executive Vice President and President, MSP since January 2020.  Mr. Pagliuca previously served as our Executive Vice President & General Manager, MSP from January 2019 to January 2020 and General Manager, MSP from September 2016 to January 2019.  Mr. Pagliuca joined SolarWinds with our acquisition of LogicNow in May 2016, where he served as Chief Financial Officer from July 2015 to September 2016.  He served as the Vice President of Finance and Operations of GFI Software from February 2013 to July 2015.  Prior to joining GFI Software, he served as the Vice President of Finance and Director of Finance at Airvana. He holds a B.S. in Accounting from Babson College.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
The following discussion and analysis provides information regarding our compensation programs, policies, and practices during 2020 and, as appropriate, any actions taken since the end of 2020 and prior to the filing of this proxy statement for the following named executive officers (the “NEOs”):
•Kevin B. Thompson, our former President and Chief Executive Officer (our “CEO”);
•J. Barton Kalsu, our Executive Vice President, Chief Financial Officer, and Treasurer;
•David Gardiner, our Executive Vice President, Chief Revenue Officer;
•Jason W. Bliss, our Executive Vice President, Chief Administrative Officer and Secretary;
•John Pagliuca, our Executive Vice President and President, MSP; and
•Woong Joseph Kim, our former Executive Vice President, Engineering, and Chief Technology Officer.
The following discussion and analysis of the compensation arrangements of the NEOs for 2020 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
Executive Transitions
Mr. Kim resigned his position as our Executive Vice President, Engineering and Chief Technology Officer effective November 30, 2020.

On December 7, 2020, our board of directors appointed Sudhakar Ramakrishna as our President and Chief Executive Officer and a member of our board of directors, each effective as of January 4, 2021. In connection with his appointment as President and Chief Executive Officer, we agreed to certain compensation arrangements with Mr. Ramakrishna, the terms of which are described on page 29 below.

In connection with the appointment of Mr. Ramakrishna, on December 7, 2020, Mr. Thompson notified our board of directors of his resignation from our board of directors, effective as of December 31, 2020. In addition, on December 7, 2020, we entered into a Second Omnibus Amendment to Employee Documents (the “Second Omnibus Amendment”) with Mr. Thompson, the terms of which are described beginning on page 39 below.

Executive Summary
Who We Are
We are a leading provider of information technology (“IT”), infrastructure management software. Our products give organizations worldwide, regardless of type, size or IT infrastructure complexity, the power to monitor and manage the performance of their IT environments, whether on-premise, in the cloud or in hybrid models. We combine powerful, scalable, affordable, easy to use products with a high-velocity, low-touch sales model to grow our business while also generating significant cash flow.
Impact of COVID-19 Pandemic on our Executive Compensation
For us to compete successfully and grow our business, we must recruit, develop and retain talented, qualified senior executives to manage and lead our Company to achieve the corporate objectives that will promote the short-term and long-term growth of our business, and thereby increase stockholder value. Consequently, we believe that the compensation paid to our executive officers should be closely aligned with our corporate performance on both a short-term and long-term basis, and that such compensation should assist us in motivating and retaining the key executive officers critical to our long-term success.
Our corporate objectives are to drive future revenue growth while continuing to deliver high operating margins. Consequently, the business metrics underlying our annual and long-term incentive programs have focused on the key drivers for executing our strategy and creating and sustaining long-term stockholder value. As we began 2020, we continued to align the performance objectives underlying our incentive plans to this business philosophy, seeking to reward our executive officers for profitable growth for achievement of revenue and adjusted EBITDA against target goals established at the beginning of the year.

However, as the ongoing spread of COVID-19 became a pandemic of unknown scope and duration, we began to re-examine our financial projections for the year, including the performance targets selected for our incentive compensation programs. As discussed in more detail below, in June 2020, when it became apparent that we were no longer on track to meet our revenue targets for the year, the compensation committee determined to convert the outstanding performance-based equity awards with both performance-based and time-based vesting conditions held by our executive officers (other than those held by our CEO) to solely time-based awards.
Subsequently, in July the compensation committee determined to amend and restate our annual cash incentive plan to change the performance metrics and related target levels.
Impact of the Cyber Incident on our Executive Compensation
On December 14, 2020, we announced that we had been the victim of a cyberattack on our Orion Software Platform and internal systems, or the “Cyber Incident.” As discussed in our Annual Report on Form 10-K for the year ended December 31, 2020, the Cyber Incident had an adverse effect on our business, and we have and expect to continue to expend significant costs and expenses related to the Cyber Incident.
We did not make any adjustments to our performance-based compensation for 2020 as a result of the Cyber Incident. However, the Cyber Incident may impact future decisions about our executive compensation program.
2020 Executive Compensation Actions
The compensation committee's key compensation actions and decisions for our NEOs for 2020 were as follows:
•Annual Base Salary – Increased the annual base salaries of our NEOs in amounts ranging between 3.5% and 13.5%, except for our CEO whose annual base salary was maintained at its 2019 level.
•Annual Cash Incentives – Adopted our 2020 Executive Bonus Plan in March 2020, which was subsequently amended and restated in July 2020 to change the performance metrics and related target levels in recognition of the impact of the COVID-19 pandemic on our Company, as well as the ongoing discussions about the potential spin-off of our MSP business. The Amended and Restated 2020 Executive Bonus Plan resulted in a formulaic payout of 100% of our NEOs’ target bonuses based on our 2020 achievement against the revised corporate performance objectives.
•Equity Awards – Took the following actions with respect to equity awards in March 2020:
◦With respect to the restricted share purchase rights granted under the SolarWinds Corporation Equity Plan (the “2016 Plan”) that were subject to vesting based on the performance objectives set for 2019, determined that the 30% of such shares which had not vested based on our revenue performance for 2019 would be carried forward to potentially be earned based on our revenue performance for 2020;
◦With respect to the performance share unit (“PSU”) awards granted under the SolarWinds Corporation 2018 Equity Incentive Plan (the “2018 Plan”) that were subject to vesting based on performance objectives set for 2019 and that were otherwise forfeited when we did not achieve the pre-established target revenue performance objective for 2019, granted PSU awards for an equivalent number of shares of our common stock that could be earned based on our target revenue performance for 2020 (the “Carry-Forward PSU Awards”) to further our retention objectives;
◦With respect to the restricted share purchase rights granted under the 2016 Plan that were subject to vesting based on performance objectives set for 2020, established the target revenue performance for 2020;
◦Granted PSU awards under the 2018 Plan ranging from a target amount of 123,101 shares to 150,799 shares to our NEOs (other than our CEO) and an PSU award for a target amount of 348,787 shares to our CEO that could be earned based on our revenue performance for 2020; and
◦Granted RSU awards under the 2018 Plan in amounts ranging from 90,274 shares to 110,586 shares to our NEOs (other than our CEO) and an RSU award in the amount of 255,777 shares to our CEO that could be earned over a four-year time-based vesting schedule under the 2018 Plan.
•Amendment of Outstanding Performance-Based Restricted Share Awards and Outstanding PSU Awards – In June 2020, except for the performance-based awards held by our CEO (i) amended the outstanding restricted share awards under the 2016 Plan that were carried forward from 2019 and the outstanding restricted share awards which would vest based on our revenue performance for 2020 to provide that such awards would no longer be subject to performance conditions and instead would be subject solely to time-based vesting with such shares vesting in full on February 5, 2021, subject to the applicable NEO’s continued employment through such vesting date, and (ii) amended the outstanding Carry-Forward PSU Awards and the outstanding annual PSU Awards granted in March 2020 under the 2018 Plan to be earned based on our revenue performance for 2020 to provide that such awards would no longer be subject to performance conditions and instead would be subject solely to time-based vesting in equal installments over a three-year time-based vesting schedule with the first tranche of such shares vesting on February 15, 2021, subject to the applicable NEO’s continued employment through each such vesting date. Given the uncertainty at that time as to the scope and duration of the COVID-19 pandemic, the compensation committee believed that the revenue-based performance goals for these awards were no longer attainable.
Stockholder Advisory Vote on Frequency of Future Stockholder Advisory Votes on Named Executive Officer Compensation
At our 2020 annual meeting of stockholders, we held a non-binding vote on the frequency of future stockholder advisory votes on the compensation of our NEOs (commonly known as a “Say-When-on-Pay” vote). Consistent with the recommendation of our board of directors and the preference of our stockholders, the board determined that our Say-on-Pay vote will be conducted annually until the next Say-When-on-Pay vote.

Compensation Arrangements for Mr. Ramakrishna

In connection with his appointment as our President and Chief Executive Officer, we entered into an employment agreement dated December 7, 2020 (the “Employment Agreement”) with Mr. Ramakrishna, which provided for the following initial compensation arrangements:

•an initial annual base salary of $750,000;

•a target annual bonus opportunity equal to 100% of his annual base salary, based upon the achievement of Company metrics established by our board of directors and individual performance factors mutually determined by Mr. Ramakrishna and our board of directors, with the potential to earn up to 150% of his base salary upon the overachievement of such metrics;

◦For the fiscal year ending December 31, 2021, Mr. Ramakrishna is guaranteed a minimum annual bonus of 100% of his base salary (with the potential for up to 150% achievement)

•a signing bonus in the amount of $375,000, payable in a lump sum on the next regularly scheduled payroll date following his start date, subject to repayment on a pro rata basis based on the time left in the one-year period following his start date if he either voluntarily resigns his employment or is terminated for “cause” (as defined in his Employment Agreement) within one year of his start date;

•the grant of an RSU award covering that number of units (with each unit equal to one share of our common stock) with an aggregate grant date fair value of $13,500,000 that will vest as to 25% of the units subject to the award on the first anniversary of his start date and thereafter as to 6.25% of the units subject to the award each quarter thereafter, subject to his continuing employment through each vesting date;

•the grant of a PSU award in 2021 covering that number of units (with each unit equal to one share of our common stock) with an aggregate grant date fair value of $3,500,000 consistent with the timing of grants of PSU awards to our other similarly-situated senior executives and will be subject to vesting upon our achievement of performance goals established by our board of directors and time-based vesting with one-third of the award vesting on each anniversary of achievement of such performance goals; and

•Beginning in 2022, Mr. Ramakrishna will be entitled to annual equity awards with a fair market value on the grant date of $7 million.

In addition, Mr. Ramakrishna will be eligible for certain payments and benefits in the event of certain specified terminations of employment, including in connection with a change in control of the Company as described beginning on page 41 below.

On March 9, 2021, we entered into a Second Amendment to Employment Agreement (the “Second Amendment”) with Mr. Ramakrishna, which provided that in lieu of the initial grant of $3.5 million in the form of performance stock units to be made to Mr. Ramakrishna pursuant to the Employment Agreement, Mr. Ramakrishna shall receive a grant of $7 million in the form of restricted stock units (“RSUs”), which grant was made by the Compensation Committee on March 9, 2021. The RSUs will vest 25% on February 15, 2022 and 6.25% in each quarter thereafter.

Overview of Executive Compensation Program
Our executive compensation program seeks to attract and retain talented, qualified senior executive officers to manage and lead our Company and to motivate them to pursue and achieve our corporate objectives. Additionally, we strive to align pay with stockholder value. Therefore, our current compensation program reflects a mix of cash and equity elements to focus our executive officers on not only short-term results, but also long-term success.

The following key principles guide our compensation decision-making and program design:

Objective	Description
Competitive Pay	Our total compensation program is designed to be competitive to recruit and retain highly qualified executives for critical positions.
Balanced Pay Mix	Our compensation program is a combination of short-term and long-term, cash and equity and fixed and performance-based components. A majority of our executive compensation program is performance-based and “at-risk,” or otherwise focused on the long-term, which we believe aligns our executive officers’ interests with those of our stockholders.
Pay for Performance	The compensation package is designed to link short-term and long-term incentives to our performance against financial and operational goals to motivate and drive execution against our operational goals.
Stockholder Alignment	The compensation package is designed to link long-term incentives to the creation of stockholder value to align the interests of our executive officers with those of our stockholders and drive the creation of long-term stockholder value.
Balanced Performance Management	We use a combination of financial performance metrics, varying time horizons, and compensation vehicles to provide a balanced and comprehensive measure of performance, and to encourage effective use of resources to achieve corporate objectives.
Manage Compensation Risk	We set incentive goals in such a way as to discourage excessive risk taking and avoid placing too much emphasis on any one metric or performance time horizon.

Executive Compensation Program
In setting total compensation, the compensation committee seeks to achieve a balance between fixed and variable (or at-risk) elements, short-term and long-term pay elements, and cash and equity-based elements, primarily through cash salaries, annual cash incentives, long-term incentives in the form of equity awards and broad-based benefits. The following table provides information regarding the elements of our executive compensation program, including the modifications made by the compensation committee to our short-term and long-term incentive compensation arrangements in response to the COVID-19 pandemic.

	Cash Compensation		Equity Compensation		Other
	Base Salary	Executive Bonus Plan	Performance Stock Units	Restricted Stock Units	Broad-Based Benefits
Primary Purpose	Attraction and Retention
	----	Reward Short-Term Performance	Reward Long-Term Performance Align Interests with Stockholder		---
Recipients	All NEOs
Reviewed	Annually
Grant Date	---	First Quarter for Current Year			---
Payment Date	Ongoing	First Quarter of Next Fiscal Year	Vesting over Three Years	Vesting over Four Years	Ongoing
Fixed or At-Risk	Fixed	Variable or At-Risk			Fixed
Performance Period	---	One Year	---	---	---
Performance Basis	Compensation Committee judgment	As a result of the COVID-19 pandemic, amended and restated performance ITOM Contribution Profit, MSP Subscription Exit ARR, MSP Contribution Profit	As a result of the COVID-19 pandemic, amended the outstanding PSU awards to be subject to time-based vesting only	Subject to stock price fluctuations	---

Executive Compensation Policies and Practices
We endeavor to maintain sound governance standards consistent with our executive compensation policies and practices. The compensation committee evaluates our executive compensation program on an ongoing basis to ensure that it is consistent with our short-term and long-term goals given the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2020:

What We Do			What We Don't Do
✓	Pay for performance through incentives based on Company performance	✗	Guarantee annual salary increases or bonuses unless as part of an initial employment agreement to induce the candidate to join the Company
✓	Align executive compensation with stockholder returns through long-term incentives	✗	Provide tax "gross-ups" or perquisites except with respect to the standard benefits that are provided to all our employees or as part of an international assignment
✓	Structure executive officer compensation so the majority is at-risk	✗	Provide excise tax "gross-ups" for executive officers in the event of a change in control of the Company
✓	Annual and ongoing reviews of compensation programs, policies, practices, and governance, including an assessment to identify and mitigate undue risk-taking by our executive officers	✗	Allow hedging or pledging of Company stock
✓	Require a "double-trigger" for potential payments and benefits upon a change in control in any new compensation arrangements	✗	Provide pension arrangements or separate executive retirement plans
✓	Maintain stock ownership guidelines

Compensation Decision Making Process
We believe the best way to align executive and stockholder interests is through compensation programs governed by the compensation committee, designed with input from management and, as appropriate, external advisors regarding internal, external and business challenges and opportunities facing our Company and our executive officers.
Role of the Compensation Committee
The compensation committee has the overall responsibility for overseeing the compensation and benefit programs for our executive officers. The compensation committee is responsible for ensuring that our compensation policies and practices support the successful recruitment, development and retention of the executive officer talent required for us to achieve our business objectives. Members of the compensation committee are appointed by our board of directors. Messrs. Bock, Boro and Hao served on the compensation committee during 2020. See “Corporate Governance—Committees of Our Board of Directors—Compensation Committee” for more information regarding the compensation committee.
Role of Management
In 2020, our CEO provided recommendations on compensation for our executive officers, and also provided input requested by the compensation committee regarding his own compensation. Mr. Thompson and the compensation committee, based on their respective assessments of the market data provided by the compensation committee's compensation consultant, Compensia, and competitive market dynamics, exercised judgment to recommend and set total compensation for our executive officers that is competitive and internally equitable within our existing executive team. In making these recommendations, Mr. Thompson considered the total compensation that would be necessary to retain these executive officers and provide them with the appropriate incentives to drive growth in the value of our business. In approving these arrangements, the members of the compensation committee relied on their experience and judgment, and that of Mr. Thompson, and reviewed his recommendations to ensure the compensation packages were appropriate based on each executive officer’s title and position. Compensation arrangements may be adjusted from time-to-time based on our desire to remain market competitive, or to reflect changes in an executive officer’s title, authority or job responsibilities.
Our Executive Vice President, Chief Financial Officer and Executive Vice President, Chief Administrative Officer and Secretary also attended certain meetings of the compensation committee related to 2020 executive compensation but were not present during any deliberations related to their own compensation. We expect to continue a similar practice in the future.
Role of Compensation Consultant
The compensation committee has the authority to retain a compensation consultant to assist in evaluating the compensation of our CEO and our other executive officers, and to approve the consultant’s fees and engagement terms. The compensation committee also has the authority to retain other advisors to assist it in fulfilling its responsibilities.
In 2020, the compensation committee engaged Compensia, a national compensation consulting firm, to assist it in fulfilling its responsibilities by providing reports and analyses regarding competitive market and industry trends and practices related to executive compensation. The competitive market data included compensation information specific to comparable companies from publicly filed documents, including percentiles and other data aggregated across this information, and aggregated data across a broader set of technology companies. The compensation committee used this data to inform its decisions about establishing practices as a publicly traded company and 2020 executive compensation. The compensation committee did not, however, benchmark or make decisions or target compensation of any executive officer based on any singular data point such as a particular pay percentile within the aggregated data.
Components of Our Executive Compensation Program
Our executive compensation program consists of base salary, an annual cash incentive, long-term incentive compensation in the form of equity awards and health and welfare benefits. We chose to build our program around these components because we believe that each component is useful in achieving one or more of the objectives of our program, and that all components together have been and will continue to be effective in achieving our overall objectives. The compensation committee may make adjustments to compensation based on factors specific to an NEO or if it believes that in the aggregate the components do not achieve the desired goal. As a result, each component is dependent on the other components. We consider every component of compensation, both potential and realized, when determining the amount of each component of compensation.
Each component is described in more detail below.
Base Salary
We pay an annual base salary to our NEOs to provide a fixed rate of cash compensation. Salary amounts are determined by the compensation committee based on what is necessary to attract and retain our executive talent. The compensation committee generally reviews base salaries of our NEOs annually and makes adjustments based upon a number of factors, including our overall performance against our financial and strategic plan; each NEO's skills, experience and qualifications; an assessment of their professional effectiveness, consisting of competencies such as leadership, commitment, creativity, and team accomplishment; the underlying scope of their responsibilities; their individual performance; retention considerations; and the recommendations of our CEO (except with respect to his own base salary).
In March 2020, the compensation committee approved increases to base salaries for our NEOs other than our CEO effective as of January 1, 2020. The compensation committee determined to maintain the base salary of our CEO at its 2019 level. The following table shows the 2020 base salaries for our NEOs and the percentage increase from the NEO’s prior base salary.

Named Executive Officer	2019 Base Salary	2020 Base Salary	Percent Increase
Mr. Thompson	$700,000	$700,000	—%
Mr. Kalsu	$425,000	$440,000	3.5%
Mr. Gardiner	$417,500	$440,000	5.4%
Mr. Bliss	$390,000	$420,000	7.7%
Mr. Pagliuca	$370,000	$420,000	13.5%
Mr. Kim	$390,000	$420,000	7.7%

The actual base salaries paid to our NEOs in 2020 are set forth in the “Executive Compensation Tables – 2020 Summary Compensation Table” below.
Annual Cash Incentives
Our NEOs participated in the SolarWinds Corporation Bonus Plan for 2020, or the 2020 Executive Bonus Plan, and were eligible to receive cash incentives for the achievement of certain performance objectives.
The compensation committee annually establishes the performance metrics and objectives underlying the SolarWinds Corporation Bonus Plan. The performance metrics and objectives may change from year to year as we continue to evolve and establish different priorities, but will remain subject to the review and approval of the compensation committee. The compensation committee reserves the discretion to modify performance metrics and objectives during the performance period, make adjustments for currency fluctuations or fundamental changes to our business which impact performance objectives, and to exercise discretion on final payout amounts. The 2020 Executive Bonus Plan is also meant to reward long-term and continued employment. As such, only employees who are employed with us at the time bonuses are actually paid are eligible to receive a bonus.

Target Bonus Percentages
Bonus targets are expressed as a percentage of base salary and are reviewed by the compensation committee annually. In March 2020, the compensation committee reviewed the bonus targets of our NEOs and after considering a number of factors, including each NEO's skills, experience, and qualifications; an assessment of their professional effectiveness, consisting of competencies such as leadership, commitment, creativity, and team accomplishment; the underlying scope of their responsibilities; their individual performance; retention considerations; and the recommendations of our CEO, and determined to maintain their bonus target percentages at their 2019 levels.
The following table shows the 2020 bonus targets for our NEOs under the 2020 Executive Bonus Plan.

Named Executive Officer	2019 Target Bonus Percent	2020 Target Bonus Percent	Percent Increase
Mr. Thompson	125%	125%	—%
Mr. Kalsu	80%	80%	—%
Mr. Gardiner	100%	100%	—%
Mr. Bliss	80%	80%	—%
Mr. Pagliuca	80%	80%	—%
Mr. Kim	80%	80%	—%

The target bonuses were effective January 1, 2020. Further detail of the threshold, target, and maximum payout levels for each NEO is provided under “Executive Compensation Tables—2020 Grants of Plan-Based Awards Table” in the column titled “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”
Original Performance Metrics
In March 2020, the compensation committee established revenue and adjusted EBITDA as the performance metrics for the 2020 Executive Bonus Plan. These metrics were selected following a review of our business priorities for the year as recommended by our board of directors and management, and were based on the compensation committee’s belief that participating executive officers have line of sight and direct ability to influence each metric. The compensation committee established threshold and target performance levels for each metric that were believed to be challenging but achievable with excellent execution of our plan, and achievement of which would translate to stockholder value over the long-term. The compensation committee believed this design provided the proper incentives to our executive officers to execute at a high level to achieve results consistent with our financial outlook as communicated to our stockholders.
As approved, the 2020 Executive Bonus Plan was subdivided into a below-target component and an upside component. The below-target component was equally weighted on revenue and adjusted EBITDA. No portion of the bonus would be paid if adjusted EBITDA fell below the threshold level. The respective payout levels would have been calculated linearly for achievement between the threshold and target performance levels. The upside component was structured as a profit sharing incentive, with a portion of the adjusted EBITDA in excess of the target performance level contributing to the bonus pool and a maximum aggregate payment of 200% of target.
Amendment and Restatement of Original Performance Metrics
In July 2020, after determining that the significant impact of the COVID-19 pandemic was rendering the financial metrics for the 2020 Executive Bonus Plan unattainable, and given ongoing discussions about the potential spin-off of the MSP business into a separate company, the compensation committee approved the amendment and restatement of the 2020 Executive Bonus Plan to, among other things, amend and restate the performance metrics and related target levels under the plan (the “Amended 2020 Executive Bonus Plan”).
Under the Amended 2020 Executive Bonus Plan, the compensation committee established the performance metrics as follows:
•For employees providing services to our IT Operations Management business, or ITOM, including Mr. Gardiner, our Executive Vice President and President, ITOM, the performance metric would be ITOM Contribution Profit, which was defined as non-GAAP revenue (as adjusted in the discretion of the compensation committee, including for constant currency, changes in pricing methodology and mergers and acquisitions) for the ITOM business less directly attributable non-GAAP expenses such as support, sales and marketing, research and development and certain general and administrative costs. We define non-GAAP expenses as excluding such items as amortization of acquired intangible assets, stock-based compensation expense and related employer-paid payroll taxes, acquisition and other costs, spin-off exploration costs, restructuring costs and Cyber Incident costs. Costs are not allocated related to indirect general and administrative costs (finance, human resources, legal and executive costs).
The payout percentage for this performance metric was as follows:

Performance Level	Achievement (percent of target)	Payout (percent of target)
Threshold	98.2%	70%
Midpoint	99.1%	85%
Target	100.0%	100%

The percentage of payout for performance between the threshold and midpoint and between the midpoint and target was to be calculated linearly within such ranges.
•For employees providing services to our MSP products, including Mr. Pagliuca, our Executive Vice President and President, MSP, the performance metrics would be MSP Subscription Exit Annual Recurring Revenue (“ARR”), which was defined as annualized recurring revenue for the MSP business as of December 2020. We calculate ARR by multiplying the recurring revenue and related usage revenue, excluding the impacts of credits and reserves, recognized during the final month of the reporting period from both long-term and month-to-month subscriptions by twelve (weighted 75%), and MSP Contribution Profit, which was defined similarly to ITOM Contribution Profit, but for revenue and expense specific to the MSP business and not adjusting for any impact of the Cyber Incident (weighted 25%).
The payout percentage for these performance metrics was as follows:

	MSP Subscription Exit ARR		MSP Contribution Profit
Performance Level	Achievement (percent of target)	Payout (percent of target)	Achievement (percent of target)	Payout (percent of target)
Threshold	97.5%	70%	96.3%	70%
Midpoint	98.7%	85%	98.1%	85%
Target	100.0%	100%	100%	100%

The percentage of payout for performance between the threshold and midpoint and between the midpoint and target was to be calculated linearly within such ranges.
•For employees providing shared services as part of the Corporate group (including all of the remaining NEOs), the aggregate bonus would be equal to the sum of (i) 70% of the bonus achievement of the ITOM employees and (ii) 30% of the bonus achievement of the MSP employees.
Annual Cash Incentive Payments
In February 2021, the compensation committee reviewed our performance for 2020 for purposes of the Amended 2020 Executive Bonus Plan and determined that we had exceeded the target performance levels for ITOM Contribution Profit, MSP Subscription Exit ARR and MSP Contribution Profit. As a result, each of the NEOs who was employed with us at that time received the following cash bonus payment:

Named Executive Officer	Annual Base Salary	Target Annual Bonus Percent	Bonus Payout Percent	Actual Annual Cash Bonus
Mr. Thompson(1)	$700,000	125%	—%	$0
Mr. Kalsu	$440,000	80%	100%	$352,000
Mr. Gardner	$440,000	100%	100%	$440,000
Mr. Bliss	$420,000	80%	100%	$336,000
Mr. Pagliuca	$420,000	80%	100%	$336,000
Mr. Kim(2)	$420,000	80%	—%	$0

(1)Mr. Thompson resigned from the Company effective December 31, 2020. Mr. Thompson's December 2020 Omnibus Amendment to his employment agreement provided for a full payment of the 2020 bonus in the amount of $875,000. More details on this amendment are provided beginning on page 39 below. This cash bonus made to Mr. Thompson are shown under the "2020 Summary Compensation Table" in the column titled “All Other Compensation.”
(2)Mr. Kim resigned from the Company effective November 30, 2020 and was not eligible to receive a payment under the Amended 2020 Executive Bonus Plan.

Transaction Bonuses
On August 6, 2020, we announced that our board of directors had authorized management to explore a potential spin-off of our managed services provider (“MSP”) business into a newly created and separately traded public company, and on March 30, 2020 we announced that the MSP business publicly filed with the Securities and Exchange Commission a registration statement on Form 10 with respect to the potential spin-off. If completed, the standalone entity would provide cloud-based software solutions for MSPs, enabling them to support digital transformation and growth within SMEs. SolarWinds would retain our Core IT Management business focused primarily on selling software and cloud-based services to corporate IT organizations. In November 2020, in connection with the potential spin-off of our MSP business into a separate company, the compensation committee approved cash bonuses for certain executive officers in recognition of their significant efforts on this potential transaction. Mr. Bliss was awarded a bonus in the amount of $110,000, and Mr. Kalsu was awarded a bonus of $96,000. Half of these amounts were paid to Messrs. Bliss and Kalsu on November 30, 2020 with the remaining half to be paid in the first half of 2021.
The cash bonus payments made to our NEOs for 2020 are set forth in the "Executive Compensation Tables—2020 Summary Compensation Table" in the column titled “Bonus.”
Long-Term Incentives
We use long-term equity-based incentives to align the interests of our executive officers with those of our stockholders and to promote a longer-term performance perspective and progress toward achieving our long-term strategy. In addition, equity-based awards provide an important retention tool for us because they historically have been subject to vesting based on continued service.
PSU awards are designed to incentivize actions that lead to increasing long-term stockholder value. Performance objectives underlying the PSU awards are generally determined at the time of grant and may include multiple performance factors, performance periods of varying length, potential to earn above or below the target number of shares based on actual performance or additional service vesting criteria. The number of PSUs ultimately earned by our executive officers is subject to achievement against the performance objectives with the value of the underlying shares varying with the market price of our common stock over the vesting period. PSU awards granted to our NEOs typically vest over three years, with the first tranche vesting on the date that the compensation committee certifies achievement against the applicable performance metrics and the remaining tranches vesting in February of the following two years, subject to continued service through each applicable date.
RSU awards are linked with stockholder value since the value of RSU awards rise or fall with the stock price. RSU awards are also intended to encourage retention as they are subject to service-based vesting. RSU awards granted to our NEOs typically vest over four years, subject to continued service through each applicable vesting date.
We anticipate making annual grants of equity-based incentives to our NEOs in the future. We expect future awards to our NEOs to continue to consist of a mix of PSU awards and RSU awards as measured by value, but not necessarily in the similar value amounts and equity mix as prior years. The compensation committee took the following actions with respect to equity awards in March 2020.
Unvested Performance-Based Restricted Share Purchase Awards Granted under the 2016 Plan
Prior to our initial public offering, we granted our NEOs the right to purchase restricted shares at the then-current fair market value under the 2016 Plan, which were subject to vesting based on the achievement of performance objectives in future years (or subject to repurchase at the lesser of the original purchase price or the then-current fair market value if vesting did not occur). These restricted shares included vesting tranches that were subject to being earned based on the achievement of our revenue and adjusted EBITDA performance objectives. For restricted shares eligible to vest subject to 2019 performance, revenue was weighted at 30% and adjusted EBITDA was weighted at 70%. Any portion of the restricted shares that did not vest based on 2019 performance would remain eligible to vest if we met performance objectives established by the compensation committee in the following fiscal year.
In March 2020, the compensation committee determined that the performance objective for adjusted EBITDA, but not revenue, had been met for 2019. Accordingly, 70% of the restricted shares subject to 2019 performance objectives vested. The compensation committee also determined that, based on our financial performance for 2019 and in accordance with the terms of the applicable award agreements under the 2016 Plan and to address its retention concerns about our executive officers, the restricted shares that were subject to the revenue vesting requirement would remain outstanding and unvested and would vest upon a determination of the compensation committee that we had achieved the non-GAAP revenue target of $1.055 billion (as adjusted in the discretion of the compensation committee, including for constant currency, changes in pricing methodology and mergers and acquisitions) for 2020, subject to the other terms of the applicable award agreements and the 2016 Plan. The number of shares subject to this vesting condition held by our NEOs were as follows:

Named Executive Officer	Restricted Shares (number of shares eligible to vest)
Mr. Thompson	49,500
Mr. Kalsu	11,550
Mr. Gardiner	10,500
Mr. Bliss	7,590
Mr. Pagliuca	4,800
Mr. Kim	7,500

Carry-Forward PSU Awards under the 2018 Plan
In 2018, the compensation committee granted PSU awards to our NEOs under the 2018 Plan. These PSU awards were to be earned based on the achievement of revenue and adjusted EBITDA performance objectives for 2019. Up to 30% of the target number of PSUs could be earned based on our actual performance against the revenue objective, and up to 70% of the target number of PSUs could be earned based on our actual performance against the adjusted EBITDA objective. An additional 50% of the target number of PSUs could be earned based on our performance above the revenue objective provided that at least 98.5% of the adjusted EBITDA target was also achieved. Any PSU awards achieved based on 2019 performance would vest in three equal installments—upon certification of performance by the compensation committee, in February 2021, and in February 2022, subject to continued service through the applicable vesting date.
In March 2020, the compensation committee determined that the adjusted EBITDA, but not the revenue, performance objective had been met for 2019. Accordingly, 70% of the target number of PSUs were to vest according to the schedule described in the preceding paragraph. The 30% of the PSU awards subject to the revenue performance objective were forfeited.
In recognition of the performance goals established at the beginning of 2019, and in an effort to ensure retention of our executive officers by awarding their initiatives and significant efforts in a challenging economic environment, the compensation committee decided to grant new PSU awards to our NEOs for the same number of shares subject to the PSUs attributable to the revenue objective that were forfeited, which would vest upon a determination of the compensation committee that we had achieved the non-GAAP revenue target (as adjusted in the discretion of the compensation committee, including for constant currency, changes in pricing methodology and mergers and acquisitions) for 2020 (the “Carry-Forward PSUs”). One-half of the earned PSU awards were to vest upon certification by our board of directors or the compensation committee that the applicable revenue performance objective had been met, with the remaining earned PSUs to vest on February 15, 2022.
The Carry-Forward PSUs granted to our NEOs were as follows:

Named Executive Officer	PSU Awards (number of shares eligible to vest)
Mr. Thompson	62,001
Mr. Kalsu	19,201
Mr. Gardiner	21,600
Mr. Bliss	15,201
Mr. Pagliuca	11,202
Mr. Kim	15,201

Performance Conditions for Outstanding 2020 Performance-Based Restricted Share Purchase Awards under the 2016 Plan
In March 2020, the compensation committee determined the performance measure and related target level for the tranche of the restricted shares granted to our NEOs in 2016 for purchase under the 2016 Plan to be based on our performance for 2020. The compensation committee determined that such shares would vest upon a determination of the compensation committee that we had achieved the non-GAAP revenue target (as adjusted in the discretion of the compensation committee, including for constant currency, changes in pricing methodology and mergers and acquisitions) for 2020. The number of shares subject to this vesting condition held by our NEOs were as follows:

Named Executive Officer	Restricted Shares (number of shares eligible to vest)
Mr. Thompson	165,000
Mr. Kalsu	38,500
Mr. Gardiner	35,000
Mr. Bliss	25,300
Mr. Pagliuca	16,000
Mr. Kim	34,500

March 2020 Annual Equity Awards
In March 2020, the compensation committee determined to grant annual equity awards to our NEOs in the form of RSU awards and PSU awards pursuant to the 2018 Plan to align the performance objectives of our incentive plans with the business objectives for the year. In making these equity awards, the compensation committee considered a number of factors, including our overall performance against our financial and strategic plan; each NEO’s skills, experience and qualifications; an assessment of their professional effectiveness, consisting of competencies such as leadership, commitment, creativity, and team accomplishment; the underlying scope of their responsibilities; their individual performance; retention considerations; and the recommendations of our CEO (except with respect to his own equity award).
The 2020 annual equity awards granted to our NEOs were as follows:

Named Executive Officer	RSU Award (number of shares)	PSU Award (target number of shares)	PSU Award (maximum number of shares)
Mr. Thompson	255,777	348,787	871,967
Mr. Kalsu	94,035	128,231	256,462
Mr. Gardiner	110,586	150,799	301,598
Mr. Bliss	90,274	123,101	246,202
Mr. Pagliuca	90,274	123,101	246,202
Mr. Kim	94,035	128,231	256,462

The RSU awards were to vest over four years, with 25% of the shares subject to the awards vesting on February 15, 2021, and 6.25% of the shares subject to the awards vesting per quarter over the following 12 quarters, subject to the NEO’s continued service through each applicable vesting date.
Except for the award to our CEO, the PSU awards were to be earned over a three year vesting period, with the number of shares that would ultimately vest based on performance against our non-GAAP revenue target for 2020 as established by the compensation committee, with the actual number of shares earned equal to the sum of (i) the revenue multiplier (as set forth in the table below) multiplied by the target number of shares and (ii) the upside revenue multiplier (as set forth in the table below) multiplied by the target number of shares (the “2020 Earned Performance Shares). For purposes of the foregoing:
The revenue multiplier was a ratio determined as follows:

Revenue Achievement	Revenue Multiplier
Less than threshold of 98.1% of the Revenue Target	0.00
Revenue threshold of 98.1% of the Revenue Target	0.70
Equal to or greater than the Revenue Target	1.00

while the upside revenue multiplier was a ratio determined as follows:

Revenue Achievement	Revenue Multiplier
Revenue Target	0.00
Equal to or greater than upside maximum of 101.9% of the Revenue Target	1.00

The revenue multiplier for achievement of revenue falling between the revenue threshold and the revenue target and the upside revenue multiplier for the achievement of revenue falling between the revenue target and the upside revenue maximum were to be determined by linear interpolation.
One-third of the 2020 Earned Performance Shares (if any) would become vested shares on the date of certification by our board of directors or the compensation committee that the applicable performance measure for the year had been met, with the second one-third of the earned shares vesting on February 15, 2022 and the final one-third of the earned shares vesting on February 15, 2023. If the target number of performance shares was not earned based on 2020 performance, then the PSUs in an amount equal to the target number of performance shares minus the number of 2020 Earned Performance Shares would carry forward and may become earned performance shares if we achieve the applicable performance measure or measures(s) established by the compensation committee for the next fiscal year.
The PSU award for our CEO was granted on the same terms and conditions as the PSU awards granted to the other NEOs, except that the revenue multiplier was a ratio determined as follows:

Revenue Achievement	Revenue Multiplier
Less than revenue threshold of 98.1% of the Revenue Target	0.00
Revenue threshold of 98.1% of the Revenue Target	0.50
Revenue midpoint of 99.1% of the Revenue Target	0.70
Equal to or greater than the Revenue Target	1.00

while the upside revenue multiplier was a ratio determined as follows:

Revenue Achievement	Revenue Multiplier
Revenue Target	0.00
Upside revenue midpoint of 100.5% of the Revenue Target	0.25
Equal to or greater than upside maximum of 101.9% of the Revenue Target	1.50

Modification of Outstanding PSU Awards
In June 2020, the compensation committee, after considering the impact of the COVID-19 pandemic on the Company and recognizing that, given the unprecedented impact on the global economy, the revenue metric selected for the various PSU awards was unattainable, and desiring to maintain a strong retention hold on our executive officers, determined to amend the following outstanding PSU awards (other than the outstanding PSU awards held by our CEO) as follows:
•With respect to awards granted under the 2016 Plan, all of the performance awards based on our achievement of the 2020 revenue target will not be subject to the performance conditions set forth in the applicable agreements under the 2016 Plan and, instead, will be subject to time-based vesting and will vest as to 100% of the unvested shares subject to the award on February 5, 2021; and
•With respect to awards granted under the 2018 Plan, all of the performance awards based on our achievement of revenue targets previously established by the compensation committee for 2020 - including both the annual 2020 PSU awards and the 2019 Carry-Forward PSUs granted by the compensation committee on March 16, 2020 - will not be subject to the performance conditions set forth in the applicable award agreements and will be subject to time-based vesting, the number of earned performance shares for such awards will equal the target number of performance shares set forth in the applicable award agreement, and the earned performance shares will vest in accordance with the vesting schedule set forth in the applicable award agreement except that the initial vesting date will be February 15, 2021, subject to continued employment of the applicable individual through each such vesting date.

Amendment of Kim Equity Awards
On September 16, 2020, the compensation committee approved the amendment of the vesting conditions of certain outstanding restricted stock purchase awards and RSU awards previously granted to Mr. Kim under the 2016 Plan and the 2018 Plan to provide that any time-based vesting tranches that were then currently scheduled to vest between January 1, 2021 and February 15, 2021 (totaling 133,169 shares of our common stock) would instead vest on December 31, 2020, subject to Mr. Kim’s continued service with us through such date.
The equity awards granted to our NEOs in 2020 are set forth in the “Executive Compensation Tables – 2020 Summary Compensation Table” and the “Executive Compensation Tables – 2020 Grants of Plan-Based Awards Table” below.
Amendment of Thompson Equity Awards and Employment Documents
On August 6, 2020, we entered into an omnibus amendment (the “August 2020 Omnibus Amendment”) to the following employment documents for Mr. Thompson: (i) the Second Amended and Restated Employment Agreement between the Company and Mr. Thompson, dated as of September 30, 2016 (the “Thompson Employment Agreement”); (ii) the Restricted Stock Purchase Agreement dated as of September 30, 2016 by and between SolarWinds Parent, Inc. and Mr. Thompson (the “Restricted Stock Purchase Agreement”); (iii) the Notice of Grant of Performance Share Units (Shares) between the Company and Mr. Thompson dated as of March 16, 2020 in respect of a maximum of 62,001 shares (the “Carry-Forward PSU Agreement”); and (iv) the Notice of Grant of Performance Share Units (Shares) between the Company and Mr. Thompson dated as of March 16, 2020 in respect of a maximum of 871,967 shares (the “Annual Performance Equity Award Agreement”).
Among other things, the August 2020 Omnibus Agreement provided for the following:
•The Thompson Employment Agreement would terminate as of the earlier of our spin-off of the MSP business or a date no later than two weeks following the appointment of a new chief executive officer; provided, however, that Mr. Thompson would not be entitled to any severance payment or benefit due to his termination of employment and such termination would not be deemed to be a constructive termination or a termination of his employment by us without cause;
•The performance metrics and targets for the 214,500 restricted shares issued to Mr. Thompson under the Restricted Stock Purchase Agreement that were subject to vesting based on our revenue performance for 2020 were amended to provide that such shares would vest on February 15, 2021, subject solely to a time-based vesting schedule whereby Mr. Thompson was required to continue his employment with us through such date;
•The Carry-Forward PSU Agreement was cancelled;
•The maximum number of shares of common stock subject to the PSU award granted as part of the March 2020 Annual Equity Award was reduced to 206,552 shares (the “Revised Performance Award”), with 101,289 units subject to the Revised Performance Award to vest and be settled in shares of our common stock on February 15, 2021, subject solely to a time-based vesting schedule whereby Mr. Thompson was required to continue his employment with us through such date (except as set forth below) and our board of directors may exercise its reasonable discretion to vest the additional 105,263 units based on Mr. Thompson’s performance prior to the termination date of his employment;
•In the event that the termination of Mr. Thompson’s employment (other than for cause or a resignation that does not constitute a constructive termination) occurs prior to March 31, 2021, vesting of all of Mr. Thompson’s equity awards subject solely to a time-based vesting schedule will accelerate as if he continued to be employed through March 31, 2021;
•Except as set forth above, all other unvested equity awards held by Mr. Thompson upon the termination of his employment will terminate, will not accelerate in any respect and will be forfeited by him for no consideration; and
•In the event Mr. Thompson’s termination of employment occurs prior to December 31, 2020, he will be entitled to receive payment of his annual cash incentive payment with respect to 2020 in an amount equal to the 2020 cash bonus he would have been entitled to receive based on our performance in 2020 multiplied by the percentage of calendar year 2020 that he was employed by us; provided, however, that if he is terminated for cause prior to the date of payment, no 2020 bonus will be payable to him.
Any obligation of the Company to provide accelerated vesting of equity awards to March 31, 2021 in the event that the termination of Mr. Thompson’s employment (other than for cause or a resignation that does not constitute a constructive termination) occurred prior to March 31, 2021 or to pay the annual cash incentive payment under the 2020 Executive Bonus Plan was conditioned upon Mr. Thompson signing and not revoking a release of claims in the form provided by the Company and reasonably acceptable to him that becomes effective no later than the applicable release deadline.
At the same time that we announced the appointment of Mr. Ramakrishna as our new President and Chief Executive Officer, on December 7, 2020, we entered into the Second Omnibus Amendment with Mr. Thompson in connection with his departure from the Company. The Second Omnibus Amendment amended each agreement between the Company and Mr. Thompson, which consisted of (i) the Thompson Employment Agreement; (ii) the Restricted Stock Purchase Agreement; (iii) the Annual Performance Equity Award Agreement; (iv) the Amended & Restated Stockholders’ Agreement made as of October 18, 2018 by and among the Company and the stockholders of the Company party thereto (“Stockholders’ Agreement”); and (v) the August 2020 Omnibus Amendment (the “December 2020 Omnibus Amendment”).
Among other things, the December 2020 Omnibus Amendment provided for the following:
•Subject to the survival of certain enumerated sections, the Thompson Employment Agreement terminated as of December 31, 2020 and provided that, except as set forth in the December 2020 Omnibus Amendment, Mr. Thompson was not entitled to any severance payments in connection with such termination of employment;
•The performance metrics and targets for the 214,500 restricted shares issued to Mr. Thompson under the Restricted Stock Purchase Agreement that were subject to vesting based on our revenue performance for 2020 were amended to provide that such shares would vest on December 31, 2020, subject solely to a time-based vesting schedule whereby Mr. Thompson was required to continue his employment with us through December 31, 2020;
•The maximum number of shares subject to the PSU award granted as part of the March 2020 Annual Equity Award was reduced from 206,552 shares to 146,721 shares, and such 146,721 units subject to such revised performance equity award would vest and be settled in shares of our common stock on December 31, 2020, subject solely to a time-based vesting schedule whereby Mr. Thompson was required to continue his employment with us through December 31, 2020;
•Provided that his employment was not terminated for cause or as a result of a resignation that does not constitute a constructive termination prior to December 31, 2020, vesting with respect to all equity awards held by Mr. Thompson that were subject solely to a time-based vesting schedule would accelerate as if he continued to be employed through March 31, 2021;
•In the event that the date of termination of employment (other than a termination for cause or resignation that does not constitute a constructive termination) occurred prior to December 31, 2020, vesting with respect to all equity awards held by Mr. Thompson that were subject solely to a time-based vesting schedule would accelerate as if he continued to be employed through March 31, 2021;
•Mr. Thompson would be entitled to receive a bonus payment in an amount equal to $875,000, subject to his general release of claims against the Company (as described below) and compliance with certain confidentiality, non-compete and non-solicitation obligations that will expire on January 1, 2022; and
•On April 15, 2021, certain restrictions related to the transfer of shares held by Mr. Thompson set forth in the Stockholders’ Agreement will be of no further effect.
Any obligation of the Company to provide Mr. Thompson with the annual cash incentive payment under the 2020 Executive Bonus Plan or to waive the restrictions set forth in Section 3.2 of the Stockholders’ Agreement with respect to the Shares (as defined in the Stockholders’ Agreement) held by Mr. Thompson was conditioned upon Mr. Thompson signing and not revoking a release of claims in the form provided by the Company and reasonably acceptable to him that becomes effective no later than the applicable release deadline.
Health and Welfare Benefits
Our executive officers are eligible to participate in our standard employee benefit plans, including medical, dental, vision, life, accidental death and disability, long-term disability, short-term disability, and any other employee benefit or insurance plan made available to similarly located employees. We believe these benefits are consistent with those offered by companies with which we compete for employees.
We maintain a Section 401(k) plan, which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code of 1986, or the Code. In general, all of our U.S. employees are eligible to participate in this plan. Participants in the Section 401(k) plan may elect to defer the lesser of 90% of their current compensation or the statutory limit, whichever is less, and contribute that amount to the Section 401(k) plan. In 2020, we matched a certain percentage of contributions made by all U.S. employees, including our NEOs. The matching contribution amounts to our NEOs are shown under “Executive Compensation Tables—2020 Summary Compensation Table” in the column titled “All Other Compensation.”
We do not offer pension arrangements, nonqualified deferred compensation plans, or other arrangements or significant perquisites to executive officers, outside of arrangements that may be provided to an individual working on assignment at the request of the company.

Employment Agreements
We have entered into written employment agreements with each of our NEOs, including an amended and restated employment agreement with Mr. Pagliuca effective June 30, 2020. Each of these letters provides for “at will” employment, meaning that either we or the NEO may terminate the employment relationship at any time without cause. In addition, each of these agreements required the NEO to execute our standard Employee Proprietary Information and Arbitration Agreement. For detailed descriptions of these employment agreements with our NEOs, see “Executive Compensation Tables—Employment Agreements” below.
Post-Employment Compensation Arrangements
We believe that reasonable and competitive post-employment compensation arrangements are essential to attracting and retaining highly qualified executive officers. We further believe that when recruiting executive talent these arrangements are necessary to offer compensation packages that are competitive. The compensation committee does not consider the specific amounts payable under these post-employment compensation arrangements, however, when determining the annual compensation of our executive officers, including our NEOs.
The employment agreements with each of our NEOs provide for certain payments and benefits in the event of certain qualifying terminations of employment, including a qualifying termination of employment in connection with a change in control of the Company. Generally, prior to a change in control of the Company, severance benefits are payable to our NEOs if their employment is terminated by us other than for cause. During the 12-month period after a change in control of the Company, enhanced severance benefits would be payable to each of our NEOs if their employment is terminated by us without cause or as a result of a constructive termination of employment. All of our change in control severance benefits are “double-trigger” and would not be triggered solely by the occurrence of a change in control.
In the event of a change in control of the Company, to the extent Section 280G or 4999 of the Code is applicable to an executive officer, including an NEO, such individual is entitled to receive either payment of the full amounts specified in his employment agreement to which he is entitled or payment of such lesser amount that does not trigger the excise tax imposed by Section 4999, whichever results in him receiving a higher amount after taking into account all federal, state, and local income, excise and employment taxes.
We do not provide excise tax payments (or “gross-ups”) relating to a change in control of the Company and have no such obligations in place with respect to any of our executive officers, including our NEOs.
Post-Employment Compensation Arrangements with Mr. Ramakrishna
Under his employment agreement, if we terminate his employment without “Cause” or in the event of a “Constructive Termination” (as each such term is defined in his Employment Agreement), Mr. Ramakrishna will be eligible to receive:
•cash severance equal to 18 months of his then-current base salary;
•a pro-rated portion of his annual bonus for the fiscal year in which any termination of employment occurs, based on our board of directors’ determination of the level at which the performance objectives related to such bonus compensation are reasonably likely to be satisfied at the time the notice of termination is given, to be paid at the time such bonus compensation payments would have been paid;
•monthly reimbursement for the cost of COBRA coverage for up to 18 months following such termination; and
•accelerated vesting of his unvested RSU awards with time-based vesting conditions (including PSU awards for which the performance criteria has already been achieved) with respect to the portion of such awards that would have vested during the 12-month period following such termination of employment.
In the event of a “Change of Control” (as such term is defined in his Employment Agreement) of the Company, each performance target of Mr. Ramakrishna’s outstanding PSU awards will be deemed to have been achieved, and the PSU award will thereafter be subject only to time-based vesting based upon the following schedule: (i) 25% on the first anniversary of the grant date and (ii) 6.25% on each quarterly anniversary thereafter.
If we terminate his employment without Cause or in the event of a Constructive Termination during the three-month period prior to, or the 12-month period after a Change of Control, Mr. Ramakrishna will be eligible to receive:
•cash severance equal to 24 months of his then-current base salary;
•100% of the target annual bonus for the fiscal year in which any termination of employment occurs;
•monthly reimbursement for the cost of COBRA coverage for up to 24 months following such termination; and

•all of his unvested equity awards will become vested in full as of the date of such termination, assuming achievement of the applicable performance targets in the case of PSU awards.
These severance benefits are generally subject to Mr. Ramakrishna’s execution of a release of claims against the Company and continued compliance with certain confidentiality, non-compete and non-solicitation obligations.
For detailed descriptions of the post-employment compensation arrangements maintained with our NEOs, as well as an estimate of the potential payments and benefits payable under these arrangements as of December 31, 2020, see “Executive Compensation Tables—Potential Payments upon Termination or Change in Control” below.
Other Compensation Policies
Executive Stock Ownership Guidelines
In September 2019, our nominating and corporate governance committee adopted stock ownership guidelines that apply to our executive officers. Pursuant to these guidelines, as of January 1 of each year, our Chief Executive Officer must retain an equity interest in the Company that is at least equal to five times his annual base salary and each of our other executive officers must retain an equity interest in the Company with a value that is at least three times the executive officer’s annual base salary. For purposes of the stock ownership guidelines, equity interests include vested and unvested shares of common stock, vested but unexercised stock options, unvested stock options, unvested RSUs and unvested PSUs whose level of achievement has been certified by the compensation committee but are subject to further service vesting. For purposes of our stock ownership guidelines, the value of the equity interests held by an executive officer is calculated based on the average closing stock price of one share of our common stock as listed on the NYSE for the 30 calendar days preceding the determination date.
Each executive officer has five years to accumulate his or her equity interest from the later of the implementation of the stock ownership guidelines and the date such person became subject to the stock ownership guidelines. Following the accumulation period, in the event that an executive officer no longer holds the required interest as a result of fluctuations in the trading price of our common stock or changes in his or her base salary, such executive officer will have one year to regain the required equity interests. As of January 1, 2021, each of our executive officers was in compliance with our stock ownership guidelines.
Prohibition of Hedging and Pledging of Company Stock
Our insider trading policy prohibits all employees (including our NEOs) and the members of our board of directors from engaging in transactions to hedge their economic exposure to Company stock, including engaging in, trading in or writing options; buying puts, calls or other derivative securities; or engaging in short selling or similar types of transactions. Furthermore, our insider trading policy prohibits all employees (including our NEOs) and the members of our board of directors from holding Company securities in margin accounts or pledging company securities as collateral for a loan.
Under our insider trading policy, all employees (including our NEOs) and the members of our board of directors and any other individuals with access to material non-public information are prohibited from engaging in transactions in Company securities during blackout periods (other than in accordance with a pre-approved Exchange Act Rule 10b5-1 trading plan). Non-employee directors and executive officers are required to pre-clear any transactions in Company securities. Details on Rule 10b5-1 trading plans for our NEOs is provided below under “Executive Compensation—Other Compensation Policies—Trading Plans.”
Trading Plans
We have authorized our NEOs to enter into trading plans established according to Rule 10b5-1 under the Exchange Act with an independent broker-dealer designated by us. All transactions under the trading plans must be structured so that the NEO adopting the trading plan maintains compliance with transfer restrictions applicable to them under our stockholders’ agreement. Once a plan is adopted, the NEO no longer has control over the decision to sell the securities in the plan, unless he amends or terminates the trading plan during a trading window. The purpose of such plans is to enable our NEOs to recognize the value of their compensation and diversify their holdings of our common stock during periods in which the NEO would be unable to sell our common stock because material information about us had not been publicly released. As of the record date, Messrs. Thompson, Kalsu, Bliss, and Gardiner have active trading plans.

Compensation Policies and Practices and Our Risk Management
We believe that our compensation policies and practices for all employees, including our NEOs, do not create risks that are reasonably likely to have a material adverse effect on us. Specifically, the compensation committee believes that the balanced utilization of the various elements of our executive compensation program:
•Supports the achievement of revenue growth, earnings and cash performance in variable economic and industry conditions without undue risk; and
•Mitigates the potential to reward risk-taking that may produce short-term results that appear in isolation to be favorable, but that may undermine the successful execution of our long-term business strategy and harm stockholder value.
The compensation committee routinely assesses our compensation policies and practices and takes these risk management considerations into account as part of its review.
Tax and Accounting Considerations
Tax Considerations
The compensation committee has not adopted a formal policy regarding tax treatment of compensation paid to our NEOs, but does consider all tax implications of potential compensation decisions as a factor in its compensation decisions.
We have not provided any of our executive officers or members of our board of directors with a "gross-up" or other reimbursement for tax amounts the individual might pay pursuant to Sections 280G and 4999 of the Code or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests, and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control exceeding certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes significant taxes on the individual in the event an executive officer, director, or other service provider receives “deferred compensation” not meeting the requirements of Section 409A.
Generally, Section 162(m) of the Code as amended by the Tax Cuts and Jobs Act of 2017 (the “TCJA”) disallows public companies a tax deduction for federal income tax purposes of remuneration in excess of $1 million paid to their chief executive officer, chief financial officer, and any employee who is among the three highest compensated executive officers for the taxable year (other than the chief executive officer and chief financial officer) (each, a “Covered Employee”), subject to certain exceptions. In addition, once an individual becomes a Covered Employee for any taxable year beginning after December 31, 2016, that individual will remain a Covered Employee for all future years, including following any termination of employment.
Although the compensation committee may consider the tax implications as one factor in making compensation decisions for our Covered Employees, the compensation committee also considers other factors in making such decisions, including ensuring that our executive compensation program supports our business strategy. Consequently, the compensation committee retains the discretion and flexibility to compensate our NEOs in a manner consistent with the objectives of our executive compensation program and the best interests of the Company and our stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit of Section 162(m).
Accounting Considerations
The compensation committee takes accounting considerations into account in designing compensation plans and arrangements for our executive officers and other employees. Chief among these is Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718, the standard which governs the accounting treatment of certain stock-based compensation. Among other things, ASC Topic 718 requires us to record a compensation expense in our income statement for all equity awards granted to our executive officers and other employees. This compensation expense is based on the grant date “fair value” of the equity award and, in most cases, will be recognized ratably over the award’s requisite service period (which, generally, will correspond to the award’s vesting schedule). This compensation expense is also reported in the compensation tables below, even though recipients may never realize any value from their equity awards.

REPORT OF THE COMPENSATION COMMITTEE

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, and/or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent the Company specifically incorporates it by reference into such filing.
We, as members of the compensation committee of the Board, have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

William Bock (Chair)
Seth Boro
Kenneth Y. Hao

EXECUTIVE COMPENSATION TABLES
2020 Summary Compensation Table
The following table provides information regarding the compensation earned in 2018, 2019 and 2020 by our NEOs, which includes our Chief Executive Officer, our Chief Financial Officer, our three other most highly compensated executive officers, as determined by reference to total compensation for 2020, who were serving as executive officers at the end of 2020 and one additional individual for whom disclosure would have been required but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Kevin B. Thompson	2020	700,000	—	23,902,462(5)	—	886,400(6)	25,488,862
President and Chief Executive Officer	2019	700,000	87,500	—	612,500	11,200	1,411,200
	2018	625,000	—	7,341,824	734,063	11,000	8,711,887

J. Barton Kalsu	2020	440,000	48,000	6,936,966	352,000	11,400	7,788,366
Executive Vice President, Chief Financial Officer and Treasurer	2019	425,000	34,000	—	238,000	11,200	708,200
	2018	380,000	—	2,273,600	264,480	11,000	2,929,080

David Gardiner	2020	440,000	—	7,877,942	440,000	11,400	8,769,343
Executive Vice President, Chief Revenue Officer	2019	417,500	41,750	—	218,400	68,935(7),(8)	820,435
	2018	370,833	—	2,557,800	322,625	230,390(9)	3,481,648

Jason W. Bliss(10)	2020	420,000	55,000	6,273,556	336,000	11,400	7,095,956
Executive Vice President, Chief Administrative Officer and Secretary	2019	390,000	31,200	—	218,400	11,200	650,800

John Pagliuca(11)	2020	420,000	—	5,919,963	336,000	11,400	6,687,363
Executive Vice President and President, MSP

Woong Joseph Kim(12)	2020	385,000	—	8,750,958(13)	—	61,403(14)	9,197,361
Former Executive Vice President, Engineering and Chief Technology Officer	2019	390,000	31,200	—	218,400	61,203(15)	700,803

(1)The amounts reported in this column for 2020 represent bonuses paid for efforts in support of the potential spin-off of our MSP business. The amounts reported in this column for 2019 represent the discretionary amount of annual cash bonuses paid under the Company’s Bonus Plan. For a discussion of the spin-off bonus paid for 2020, see “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Transaction Bonuses.”
(2)Other than with respect to Mr. Thompson, the amounts reported in this column for 2020 reflect (i) the aggregate grant date fair value of PSU awards and RSU awards granted in March 2020, (ii) the modification date fair value for the PSU awards that were originally granted in March 2020 and subsequently modified to become RSUs in June 2020 and (iii) the modification date fair value for restricted stock awards granted under the 2016 Plan that were modified in June 2020 (see “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Long Term Incentives—Modification of Outstanding PSU Awards”). The fair value of awards has been calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). For PSU awards granted and modified in 2020, the amounts above were calculated based on the probable outcome of the performance conditions as of the grant date and date of modification, respectively, and represent the value of the target number of units granted, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. The grant date fair value of the PSU awards granted during 2020 assuming the achievement of the performance measures at the maximum level would be as follows: Mr. Kalsu, $3,426,332; Mr. Gardiner, $4,029,349; Mr. Bliss $3,289,259; Mr. Pagliuca $3,289,259 and Mr. Kim $3,426,332.
(3)The amounts reported in this column represent the annual cash bonuses paid under the formulaic calculation of the Company’s Bonus Plan for the applicable year. For a detailed discussion of the 2020 Executive Bonus Plan, see “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Annual Cash Incentives.”
(4)Unless otherwise noted, consists of employer contribution to NEO’s Section 401(k) retirement plan account.
(5)The amounts reported in this column for 2020 reflect the aggregate grant date fair value of PSU awards and RSU awards granted in March 2020 as well as the modification date fair value for RSU awards, PSU awards and restricted stock awards that were modified in August 2020 and December 2020 (see “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Long Term Incentives—Amendment of Thompson Equity Awards and Employment Documents”). The fair value of awards has been calculated in accordance with FASB ASC 718. For PSU awards granted and modified in 2020, the amounts above were calculated based on the probable outcome of the performance conditions as of the grant date and date of modification, respectively, and represent the value of the target number of units granted, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC 718. The grant date fair value of the PSU awards granted during 2020 assuming the achievement of the performance measures at the maximum level would have been $11,649,479.
(6)The amount reported includes a bonus payment in an amount equal to $875,000 pursuant to the Second Omnibus Amendment to Employee Documents between Mr. Thompson and the Company (see “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Long-Term Incentives—Amendment of Thompson Equity Awards and Employment Documents”).
(7)While he was on assignment in our United Kingdom office, Mr. Gardiner was entitled to certain specific benefits and allowances based on his expatriate status in order to provide an equalization of his income while working in the United Kingdom pursuant to a letter of assignment with us, effective as of July 1, 2017. These benefits and allowances included participation in a specific expatriate health insurance plan, a housing allowance of up to £7,500 per month, a schooling allowance of $3,000 per month, a living allowance of $10,333 per month, a transportation allowance of $1,000 per month, a utilities allowance of $1,500 per month, a travel allowance of $5,000 per quarter, equalization of Mr. Gardiner’s tax liability, and reimbursement of early-return expenses in the event that we terminated Mr. Gardiner’s overseas assignment before August 31, 2018. Amounts paid under these allowances were based on actual expenses.
(8)Includes $33,449 paid on Mr. Gardiner’s behalf for income taxes due in the United Kingdom in connection with his international assignment, $23,384 paid to tax advisors to assist with Mr. Gardiner’s taxes resulting from his international assignment, $11,200 employer contribution to Mr. Gardiner’s Section 401(k) retirement plan account, tax gross-up for imputed income for the tax preparation benefit and a gift card. Amount of the income taxes paid was based on average conversion rate of British Pounds to U.S. Dollars provided by the Bank of England for the entire year ended December 31, 2019.
(9)Includes relocation expenses, expatriate transportation allowance, $11,000 employer contribution to Mr. Gardiner’s Section 401(k) retirement plan account, $11,250 for expatriate utilities allowance, $12,500 for expatriate travel allowance, $22,500 for expatriate schooling allowance, $77,498 for expatriate cost of living allowance and $78,691 for expatriate housing allowance. Amount of the expatriate housing allowance was based upon the average conversion rate of British Pounds to U.S. Dollars provided by the Bank of England for the entire year ended December 31, 2018.
(10)Mr. Bliss was not an NEO prior to 2019. Prior to 2019, the Company was an emerging growth company and was required to report compensation for only three NEOs.
(11)Mr. Pagliuca was not an NEO prior to 2020.
(12)Mr. Kim was not an NEO prior to 2019. Prior to 2019, the Company was an emerging growth company and was required to report compensation for only three NEOs. Mr. Kim resigned as our Executive Vice President, Engineering and Chief Technology Officer effective November 30, 2020.
(13)The amounts reported in this column for 2020 also include the modification date fair value for RSU awards and PSU awards that were modified in September 2020 (see “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Long Term Incentives—Amendment of Kim Equity Awards”).
(14)Includes $11,400 employer contribution to Mr. Kim’s Section 401(k) retirement plan account and $50,003 in cash paid to Mr. Kim upon vesting of the contingent right to receive a cash amount equal to the per-share merger consideration received by stockholders in the Take Private into which the unvested RSU awards held by Mr. Kim at the time of our Take Private converted in connection with the Take Private.
(15)Includes $11,200 employer contribution to Mr. Kim’s Section 401(k) retirement plan account and $50,003 in cash paid to Mr. Kim upon vesting of the contingent right to receive a cash amount equal to the per-share merger consideration received by stockholders in the Take Private into which the unvested RSU awards held by Mr. Kim at the time of our Take Private converted in connection with the Take Private.
2020 Grants of Plan-Based Awards Table
The following table provides information regarding grants of plan-based cash and equity awards to each of our NEOs in 2020.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	MidPoint ($)	Target ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin B. Thompson		612,500	743,750	875,000
	3/16/2020							255,777	3,417,181	(2)
	3/16/2020					62,001			828,333	(3)
	3/16/2020					348,787	871,967		4,659,794	(4)
	8/6/2020							(5)	4,041,051
	8/6/2020							206,552	3,947,209	(6)
	12/7/2020							(7)	1,129,359
	12/7/2020							(8)	1,497,568
	12/7/2020							(9)	4,381,966

J. Barton Kalsu		246,400	299,200	352,000
	3/16/2020							94,035	1,256,308	(2)
	3/16/2020					128,231	256,462		1,713,166	(4)
	3/16/2020					19,201			256,525	(3)
	6/23/2020							19,201	362,131	(10)
	6/23/2020							(11)	930,399
	6/23/2020							128,231	2,418,437	(12)

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	MidPoint ($)	Target ($)	Threshold (#)	Target (#)	Maximum (#)
David Gardiner		308,000	374,000	440,000
	3/16/2020							110,586	1,477,429	(2)
	3/16/2020					150,799	301,598		2,014,675	(4)
	3/16/2020					21,600			288,576	(3)
	6/23/2020							21,600	407,376	(10)
	6/23/2020							(11)	845,818
	6/23/2020							150,799	2,844,069	(12)

Jason W. Bliss		235,200	285,600	336,000
	3/16/2020							90,274	1,206,061	(2)
	3/16/2020					123,101	246,202		1,644,629	(4)
	3/16/2020					15,201			203,085	(3)
	6/23/2020							15,201	286,691	(10)
	6/23/2020							(11)	611,405
	6/23/2020							123,101	2,321,685	(12)

John Pagliuca		235,200	285,600	336,000
	3/16/2020							90,274	1,206,061	(2)
	3/16/2020					123,101	246,202		1,644,629	(4)
	3/16/2020					11,202			149,659	(3)
	6/23/2020							11,202	211,270	(10)
	6/23/2020							(11)	386,660
	6/23/2020							123,101	2,321,685	(12)

Woong Joseph Kim		235,200	285,600	336,000
	3/16/2020							94,035	1,256,308	(2)
	3/16/2020					128,231	256,462		1,713,166	(4)
	3/16/2020					15,201			203,085	(3)
	6/23/2020							15,201	286,691	(10)
	6/23/2020							(11)	598,053
	6/23/2020							128,231	2,418,437	(12)
	9/16/2020							(13)	2,275,219

(1)Represents the formulaic annual cash bonus under the 2020 Executive Bonus Plan. For a detailed discussion of the performance metrics, weighting and potential payouts under the 2020 Executive Bonus Plan, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Annual Cash Incentives.” For actual amounts paid pursuant to the formulaic calculation under the 2020 Executive Bonus Plan, see “Executive Compensation Tables—Summary Compensation Table” above under the column titled “Non-Equity Incentive Plan Compensation.”
(2)Amount represents the aggregate grant date fair value of RSU awards granted in accordance with ASC Topic 718.
(3)Amount represents the grant date fair value of the Carry-Forward PSU awards that were re-granted in March 2020 as part of the disposition of the 2018 PSU award as further described under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives—Carry-Forward PSU Awards under the 2018 Plan.”
(4)Amount represents the aggregate grant date fair value of PSU awards granted in accordance with ASC Topic 718.
(5)Amount represents the modification fair value of the amendments to the 214,500 restricted shares issued to Mr. Thompson under the Restricted Stock Purchase Agreement in September 2016 as further described under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives--Amendment of Thompson Equity Awards and Employment Documents.”
(6)Amount represents the modification fair value of the PSU awards granted in March 2020 to change the award to time-based vesting RSUs as further described under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives--Amendment of Thompson Equity Awards and Employment Documents.”

(7)Amount represents the modification fair value of the amendments to the PSU award granted in October 2018 that was subject to vesting prior to March 31, 2021 that was accelerated to December 31, 2020, as further described under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives--Amendment of Thompson Equity Awards and Employment Documents.”
(8)Amount represents the modification fair value of the amendments to the RSU award granted in March 2020 to accelerate the vesting as if Mr. Thompson continued to be employed through March 31, 2021, as further described under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives—Amendment of Thompson Equity Awards and Employment Documents.”
(9)Amount represents the modification fair value of the amendments to restricted stock awards granted in September 2016 and March 2018 that were subject to vest prior to March 31, 2021 that were accelerated to vest on December 31, 2020, as further described under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives—Amendment of Thompson Equity Awards and Employment Documents.”
(10)Amount represents the modification fair value of the Carry-Forward PSU awards re-granted in March 2020 to change such awards to time-based vesting RSU awards as further described under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives—Modification of Outstanding PSU Awards.”
(11)Amount represents the modification fair value of the restricted stock awards granted in September 2016 to change the awards to time-based vesting awards as further described under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives—Modification of Outstanding PSU Awards.”
(12)Amount represents the modification fair value of the PSU awards granted in March 2020 to change the awards to time-based vesting RSU awards as further described under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives—Modification of Outstanding PSU Awards.”
(13)Amount represents the modification fair value of the outstanding restricted stock purchase awards and RSU awards previously granted to Mr. Kim in August 2016, October 2017, October 2018 and March 2020 to provide that any time-based vesting tranches scheduled to vest between January 1, 2021 and February 15, 2021 would instead vest on December 31, 2020, subject to Mr. Kim’s continued service with us through such date, as further described under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Long-Term Incentives— Amendment of Kim Equity Awards."
Narrative Disclosure to 2020 Summary Compensation Table and 2020 Grants of Plan-Based Awards Table
The material terms of the NEOs’ compensation for the fiscal year ended December 31, 2020, including base salaries, cash bonuses under the 2020 Executive Bonus Plan and other benefits, are described under “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program.” The 2020 non-equity incentive plan awards were granted pursuant to the 2020 Executive Incentive Plan, with amounts earned based on the achievement of certain performance objectives as further described under “Executive Compensation—Compensation Discussion and Analysis—Components of our Compensation Program—Executive Bonus Plan.”

2020 Outstanding Equity Awards at Fiscal Year End Table
The following table sets forth information regarding outstanding stock awards held by our NEOs at December 31, 2020.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares or Units That Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units That Have Not Vested ($)(2)
Kevin B. Thompson	26,375	(4)	394,306	—		—
J. Barton Kalsu	88,550	(5)	1,323,823	—		—
	20,750	(6)	310,213	—		—
	48,000	(7)	717,600	—		—
	241,467	(8)	3,609,932	—		—
	—		—	29,866	(9)	446,497
David Gardiner	80,500	(5)	1,203,475	—		—
	45,000	(6)	672,750	—		—
	54,000	(7)	807,300	—		—
	282,985	(10)	4,230,626	—		—
	—		—	33,600	(9)	502,320
Jason W. Bliss	58,190	(5)	869,941	—		—
	31,000	(6)	463,450	—		—
	38,000	(7)	568,100	—		—
	228,576	(11)	3,417,211	—		—
	—		—	23,644	(9)	353,478
John Pagliuca	36,800	(5)	550,160	—		—
	39,000	(6)	583,050	—		—
	28,000	(7)	418,600	—		—
	224,577	(12)	3,357,426	—		—
				17,421	(9)	260,444
Woong Joseph Kim	108,750	(13)	1,625,813	—		—
________________
(1)The stock awards reported in this column represent the unvested portion of outstanding restricted stock awards or RSU awards subject to time-based vesting conditions.
(2)Calculated based on the closing price of our common stock as listed on the NYSE on December 31, 2020, which was $14.95 per share.
(3)The stock awards reported in this column represent the unvested portion of outstanding restricted stock awards and PSU awards subject to performance-based vesting conditions.
(4)All unvested shares of restricted stock held by Mr. Thompson are in process of being repurchased by us at the original purchase price of such shares of stock.
(5)Represents unvested portion of restricted stock awards that were modified in June 2020 to be subject to time-based vesting and that vest 100% on February 5, 2021, subject to continued employment through such vesting date. Our NEOs paid a purchase price of $0.2706 per share. The unvested shares of restricted stock held by our NEOs are subject to repurchase by us upon termination of employment at the lesser of fair market value and original purchase price of such stock.
(6)Represents unvested portion of restricted stock award that vests in equal annual installments over four years on each anniversary of March 20, 2018, subject to continued employment through each applicable vesting date. Our NEOs paid a purchase price of $2.10 per share. The unvested shares of restricted stock held by our NEOs are subject to repurchase by us upon termination of employment at the lesser of fair market value and original purchase price of such shares of stock.
(7)Represents RSU awards that vest in equal annual installments over four years on each anniversary of October 23, 2018, subject to continued employment through each applicable vesting date.
(8)Represents RSU awards that vest as follows: (i) 94,035 RSUs vest 25% on the anniversary of February 15, 2020 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15; (ii) 128,231 RSUs vest

1/3rd on February 15, 2021, 1/3 on February 15, 2022, and 1/3 on February 15, 2023; and (iii) 19,201 RSUs vest 50% on February 15, 2021 and 50% on February 15, 2022, in each case subject to continued service through each applicable vesting date.
(9)Represents PSU awards previously earned upon achievement of 2019 performance targets that will vest 50% on February 1, 2021 and 50% on February 1, 2022.
(10)Represents RSUs that vest as follows: (i) 110,586 RSUs vest 25% on the anniversary of February 15, 2020 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15; (ii) 150,799 RSUs vest 1/3rd on February 15, 2021, 1/3 on February 15, 2022, and 1/3 on February 15, 2023; and (iii) 21,60 RSUs vest 50% on February 15, 2021 and 50% on February 15, 2022, in each case subject to continued service through each applicable vesting date.
(11)Represents RSUs that vest as follows: (i) 90,274 RSUs vest 25% on the anniversary of February 15, 2020 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15; (ii) 123,101 RSUs vest 1/3rd on February 15, 2021, 1/3 on February 15, 2022, and 1/3 on February 15, 2023; and (iii) 15,201 RSUs vest 50% on February 15, 2021 and 50% on February 15, 2022, in each case subject to continued service through each applicable vesting date.
(12)Represents RSU awards that vest as follows: (i) 90,274 RSUs vest 25% on the anniversary of February 15, 2020 and 6.25% per quarter over the following twelve quarters on the respective quarterly vesting dates of May 15, August 15, November 15 and February 15; (ii) 123,101 RSUs vest 1/3rd on February 15, 2021, 1/3 on February 15, 2022, and 1/3 on February 15, 2023; and (iii) 11,202 RSUs vest 50% on February 15, 2021 and 50% on February 15, 2022, in each case subject to continued service through each applicable vesting date.
(13)All unvested shares of restricted stock held by Mr. Kim are in process of being repurchased by us at the original purchase price of such shares of stock.

2020 Option Exercises and Stock Vested Table
The following table presents certain information regarding restricted stock and RSU awards held by our NEOs that vested in 2020. The value realized upon the vesting of the restricted stock was calculated based on the difference between the market price of our common stock on the date of vesting and the original purchase price paid for the restricted stock multiplied by the number of shares that vested. The value realized upon the vesting of the RSU awards was based on the closing market price of our common stock on the date of vesting multiplied by the number of shares for which such awards were settled and includes the value of shares withheld to satisfy the NEO’s tax obligations in connection with the vesting event.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin B. Thompson	—	—	1,188,855	18,421,906
J. Barton Kalsu	—	—	114,758	1,919,791
David Gardiner	—	—	125,800	2,039,887
Jason W. Bliss	—	—	89,331	1,450,873
John Pagliuca	—	—	69,410	1,073,417
Woong Joseph Kim	—	—	94,013	1,510,990
Potential Payments upon Termination or Change in Control
We have entered into employment agreements with each of our NEOs that provide for specific payments and benefits in the event of the termination of his employment. The following description of these payments and benefits are intended as a summary only and are qualified in their entirety by reference to the employment agreements that are filed as exhibits to our 2020 Annual Report or that will be filed as exhibits to our Quarterly Report on Form 10-Q for the three months ended March 31, 2021. The severance payments and benefits described below are contingent on the NEO signing a general release of claims against us and subject to his compliance with certain confidentiality, non-compete and non-solicitation obligations.
As a result of Mr. Thompson’s termination of employment other than for cause, or as a result of a constructive termination, Mr. Thompson was entitled to:
•a lump-sum cash severance payment equivalent to 18 months of his then-current base salary;
•reimbursement of his and his dependents’ health and dental care continuation premiums for 18 months; and
•any earned but unpaid bonus payments for the year in which the termination occurs, on a pro rata basis, based on the level at which the Board determines that the applicable performance objectives are reasonably likely to be satisfied.
In the event that the employment of Messrs. Kalsu, Gardiner, Bliss or Pagliuca is terminated other than for cause, such executive will be entitled to:
•a lump-sum cash severance payment equivalent to 12 months of his then-current base salary;
•reimbursement of his and his dependents’ health and dental care continuation premiums for 12 months;

•any earned but unpaid bonus payments; and
•other than with respect to Mr. Pagliuca, payment of any contingent right to receive a cash amount equal to the per-share merger consideration received by stockholders in the Take Private into which the unvested RSU awards held by our NEOs converted in connection with the Take Private due upon vesting within six months of the effective date of termination.
In the event that the employment of Messrs. Kalsu, Gardiner, Bliss or Pagliuca is terminated other than for cause, or as a result of a constructive termination of employment, during the 12-month period after a change in control, such executive will be entitled to the benefits described above and immediate and full vesting of all of his outstanding and unvested equity awards as of the date of such termination of employment.
Mr. Kim resigned from the Company effective November 30, 2020 and therefore would not have been eligible to receive any severance compensation assuming a December 31, 2020 termination of employment. Mr. Kim did not receive any severance compensation or payment of his bonus upon his resignation.

The following table sets forth the estimated amount of compensation or other benefits potentially payable to each of our NEOs in the event of a termination of employment and/or a change in control in various scenarios, as if such termination of employment had occurred on December 31, 2020. Actual amounts to be paid can only be determined at the time of such NEO’s termination of employment.

				Termination without Change in Control		Termination upon Change in Control
	Death ($)	For Cause / Voluntary Termination / Disability ($)	Change of Control ($)	Other than For Cause Termination ($)	Constructive Termination ($)	Other than For Cause Termination ($)	Constructive Termination ($)
Kevin B. Thompson(1)
Cash Severance(2)	—	—	—	1,050,000	—	—	—
Bonus(3)	—	—	—	875,000	—	—	—
Medical Benefits(4)	—	—	—	34,683	—	—	—
Equity Acceleration(5)	—	—	—	9,938,192	—	—	—
Estimated Total	—	—	—	11,897,875	—	—	—

J. Barton Kalsu
Cash Severance(2)	—	—	—	440,000	—	440,000	440,000
Bonus(3)	352,000	—	—	352,000	—	352,000	352,000
Medical Benefits(4)	—	—	—	23,122	—	23,122	23,122
Equity Acceleration(5)	—	—	—	—	—	6,408,063	6,408,063
Estimated Total	352,000	—	—	815,122	—	7,223,185	7,223,185

David Gardiner
Cash Severance(2)	—	—	—	440,000	—	440,000	440,000
Bonus(3)	440,000	—	—	440,000	—	440,000	440,000
Medical Benefits(4)	—	—	—	23,122	—	23,122	23,122
Equity Acceleration(5)	—	—	—	—	—	7,416,471	7,416,471
Estimated Total	440,000	—	—	903,122	—	8,319,593	8,319,593

Jason W. Bliss
Cash Severance(2)	—	—	—	420,000	—	420,000	420,000
Bonus(3)	336,000	—	—	336,000	—	336,000	336,000
Medical Benefits(4)	—	—	—	23,122	—	23,122	23,122
Equity Acceleration(5)	—	—	—	—	—	5,672,180	5,672,180
Estimated Total	336,000	—	—	779,122	—	6,451,302	6,451,302

John Pagliuca
Cash Severance(2)	—	—	—	420,000	—	420,000	420,000
Bonus(3)	336,000	—	—	336,000	—	336,000	336,000
Medical Benefits(4)	—	—	—	23,122	—	23,122	23,122
Equity Acceleration(5)	—	—	—	—	—	5,169,680	5,169,680
Estimated Total	336,000	—	—	779,122	—	5,948,802	5,948,802

(1)Mr. Thompson's employment terminated effective December 31, 2020 and reflects amounts actually paid as a result of such termination of employment.
(2)This amount represents the lump sum cash severance amount payable under our employment agreements with our NEOs based on base salary as of December 31, 2020.
(3)This amount represents the formulaic annual cash bonus under the 2020 Executive Bonus Plan. For purposes of this disclosure, achievement is assumed to be 100% of the target level, but actual achievement may vary. The compensation committee’s certification of achievement for the 2020 Executive Bonus Plan was completed in the first quarter of 2021. For actual achievement level for 2020, see above under the caption “Executive Compensation—Compensation Discussion and Analysis—Components of Our Compensation Program—Annual Cash Incentives.” For actual amount paid under the formulaic annual cash bonus under the 2020 Executive Bonus Plan, see above under “Executive Compensation Tables—Summary Compensation Table” in the column titled “Non-Equity Incentive Plan Compensation.”
(4)Calculated based on the premiums payable to elect benefit continuation coverage by the NEO pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, (COBRA) for the applicable continuation period, and for the actual level of group medical, dental and vision coverage in effect as of December 31, 2020.
(5)For the NEOs (other than Mr. Thompson), this amount includes the deemed full acceleration of all outstanding unvested shares of restricted stock, RSU awards and PSU awards held by the NEO as of December 31, 2020 calculated based on the closing price of our common stock as listed on the NYSE on December 31, 2020, which was $14.95 per share.

CEO Pay Ratio
In 2020, the annual total compensation for our CEO was $25,488,862, and the median of the annual total compensation of all of our employees (other than our CEO) was $74,180. The ratio between the two – the CEO Pay Ratio – was 344 to 1.
This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Act of 1933, as amended. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratios. Accordingly, the pay ratios disclosed by other companies may not be comparable to our pay ratio as disclosed.
Our median employee was identified from all full-time, part-time, seasonal, and temporary employees as of December 31, 2020, the last day of our fiscal year (other than our CEO), and excluding approximately 133 employees of SentryOne which was acquired by SolarWinds in 2020. A consistent compensation measure was applied to all employees, which was the sum of the following amounts: (i) salary or gross wages paid for fiscal year 2020, (ii) bonuses and cash incentives payable for 2020 (excluding allowances, relocation payments, and profit-sharing), and (iii) the grant date fair value of equity awards granted under our annual equity incentive program as calculated in accordance with FASB ASC 718. Amounts under items (i) and (ii) above were annualized for any permanent employees who commenced work during the fiscal year. Payments not made in US dollars were converted to US dollars using the foreign exchange rates in effect as of December 31, 2020 as published by the US Department of Treasury. After identifying the median employee, we calculated annual total compensation for the median employee according to the methodology used to report the annual compensation of our named executive officers in the 2020 Summary Compensation Table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Except as described below, since January 1, 2020, there have not been any transactions, nor are there any currently proposed transactions, in which we have been or are to be a participant, where the amount involved exceeded $120,000, and in which any related person had or will have a direct or indirect material interest other than the compensation arrangements described under “Executive Compensation” and “Director Compensation.” From time to time in the ordinary course of business we engage in arms-length transactions with other portfolio companies of our Sponsors or other companies in which members of our Board or our executive officers have professional relationships.
Registration Rights
We entered into a registration rights agreement dated February 5, 2016, with the Sponsors and other stockholders named therein, or registration rights agreement. The following description of the terms of the registration rights agreement is intended as a summary only and is qualified by reference to the registration rights agreement filed as an exhibit to our 2020 Annual Report.
Demand Registration Rights
Pursuant to the registration rights agreement, the holders of a majority of the outstanding Registrable Securities (as defined therein, and which term includes shares of our common stock held by the Silver Lake Funds and the Thoma Bravo Funds), or the Initiating Holders, are entitled to request an unlimited number of Demand Registrations (as defined therein), so long as a registration under the registration rights agreement was not effected in the preceding 90 days. The holders of Registrable Securities are also entitled to certain shelf registration rights.
Piggyback Registration Rights
If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act (other than pursuant to a Demand Registration or a Shelf Registration under the registration rights agreement or a registration on Form S-4, Form S-8 or any successor form), then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.
Restrictions
Pursuant to the registration rights agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of the requested demand registration and ending 90 days after the first effective date of any underwritten registration effected pursuant to the registrations described below (except pursuant to registrations on Form S-4, Form S-8 or any successor form).
Stockholders’ Agreement
We are party to an amended and restated stockholders’ agreement, or the stockholders’ agreement, with the Sponsors, as well as other investors named therein. The stockholders’ agreement, as further described below, contains specific rights, obligations and agreements of these parties as owners of our common stock. In addition, the stockholders’ agreement contains provisions related to the composition of our Board and its committees, which are discussed under “Corporate Governance—Certain Sponsor Rights” and “Corporate Governance—Committees of the Board of Directors.” The following description of the terms of the stockholders’ agreement is intended as a summary only and is qualified by reference to the stockholders’ agreement filed as an exhibit to our 2020 Annual Report.
Voting Agreement
Under the stockholders’ agreement, the Sponsors have agreed to take all necessary action, including casting all votes to which such stockholders are entitled to cast at any annual or special meeting of stockholders, to ensure that the composition of the Board complies with (and includes all of the nominees in accordance with) the provisions of the stockholders’ agreement related to the composition of our Board and its committees, which are discussed under “Corporate Governance—Certain Sponsor Rights” and “Corporate Governance—Committees of the Board of Directors.”

Silver Lake and Thoma Bravo Approvals
Under the stockholders’ agreement and subject to our charter and bylaws and applicable law, for so long as the Sponsors collectively own at least 30% of the aggregate number of outstanding shares of our common stock immediately following the consummation of our IPO, the following actions by us or any of our subsidiaries would require the prior written consent of each of the Silver Lake Funds and the Thoma Bravo Funds so long as each are entitled to nominate at least two directors to our Board. The actions include:
•change in control transactions;
•acquiring or disposing of assets or entering into joint ventures with a value in excess of $300.0 million;
•incurring indebtedness in an aggregate principal amount in excess of $300.0 million;
•initiating any liquidation, dissolution, bankruptcy or other insolvency proceeding involving the Company or any of our significant subsidiaries;
•increasing or decreasing the size of our Board; and
•terminating the employment of our chief executive officer or hiring a new chief executive officer.
Transfer Restrictions
Under the stockholders’ agreement, each of our Sponsors has agreed, subject to certain limited exceptions, not to sell, pledge, assign, encumber or otherwise transfer or dispose any of our common stock during the three year period following the consummation of our IPO without the consent of the Silver Lake Funds and the Thoma Bravo Funds, as applicable, for so long as the Sponsors own at least 25% of the common stock that they own upon the consummation of our IPO or, if earlier, the third anniversary of the effective date of the stockholders’ agreement.
Under the stockholders’ agreement, our management is also subject to customary transfer restrictions which require compliance with the terms of the stockholders’ agreement, the Securities Act and any applicable state securities laws. Additionally, our employees at the level of group vice president and above are subject to certain transfer restrictions following the IPO. Under the stockholders’ agreement, such employees are allowed to sell: (i) for the first year following the IPO, only the same proportion of shares as sold by the Sponsors, and (ii) for the second and third years following the IPO, only the greater of (A) one third of their shares and (B) the same proportion of shares as sold by the Sponsors. However, the Sponsors have granted a waiver to this transfer restriction that will permit such employees to sell up to 15% of their aggregate equity holdings in each one-year period subsequent to the IPO under Exchange Act Rule 10b5-1 trading plans approved by the Company.
Indemnification
Under the stockholders’ agreement, we will agree, subject to certain exceptions, to indemnify the Sponsors and various respective affiliated persons from certain losses arising out of the indemnified persons’ investment in, or actual, alleged or deemed control or ability to influence, us.
Corporate Opportunities
The stockholders’ agreement contains a covenant that requires our charter to provide for a renunciation of corporate opportunities presented to the Sponsors and their respective affiliates and the directors nominated by the Silver Lake Funds and the directors nominated by the Thoma Bravo Funds to the maximum extent permitted by Section 122(17) of the Delaware General Corporation Law, as amended, or the DGCL.
Limitations of Liability; Indemnification of Directors and Officers
Section 145 of the DGCL authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. As permitted by Delaware law, our charter and bylaws provide that, to the fullest extent permitted by Delaware law, no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director. Pursuant to Delaware law, such protection would not be available for liability:
•    for any breach of a duty of loyalty to us or our stockholders;
•    for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•    for any transaction from which the director derived an improper benefit; or

•    for an act or omission for which the liability of a director is expressly provided by an applicable statute, including unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL.
Our charter and bylaws also provide that if Delaware law is amended after the approval by our stockholders of the charter to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law.
Our charter and bylaws further provide that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. Our bylaws also authorize us to indemnify any of our employees or agents and authorize us to secure insurance on behalf of any officer, director, employee or agent for any liability arising out of his or her action in that capacity, whether or not Delaware law would otherwise permit indemnification.
In addition, our bylaws provide that we are required to advance expenses to our directors and officers as incurred in connection with legal proceedings against them for which they may be indemnified and that the rights conferred in the bylaws are not exclusive.
The limitation of liability and indemnification provisions in our charter and bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.
At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in material claims for indemnification. We believe that our indemnity agreements and our charter and bylaws are necessary to attract and retain qualified persons as directors and executive officers.
Indemnity Agreements
We have entered into indemnity agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each such director and executive officer to the fullest extent permitted by Delaware law and our charter and bylaws for expenses such as, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action by or in our right, arising out of the person’s services as our director or executive officer or as the director or executive officer of any subsidiary of ours or any other company or enterprise to which the person provides services at our request. We also maintain directors’ and officers’ liability insurance.
Policies and Procedures for Related Party Transactions
Our Board has adopted a formal written policy providing that our audit committee will be responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, our audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of March 31, 2021 by (a) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of common stock, (b) each of our directors and nominees for director, (c) each of our NEOs and (d) all directors and executive officers as a group.
Beneficial ownership in this table is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, the number of shares of common stock deemed outstanding includes shares issuable upon exercise of options held by the respective person or group that may be exercised within 60 days after March 31, 2021, as well as shares issuable upon the vesting of RSUs held by the respective person or group that will vest within 60 days after March 31, 2021. For purposes of calculating each person’s or group’s percentage ownership, stock options exercisable within 60 days after March 31, 2021 and RSUs that will vest within 60 days after March 31, 2021 are included for that person or group (but the stock options or RSUs of any other person or group are not included). For each person and group included in the table, percentage ownership is based on the number of shares of our common stock outstanding as of March 31, 2021.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
Named Executive Officers and Directors:
Sudhakar Ramakrishna	—	—
Kevin B. Thompson(1)	1,584,998	*
J. Barton Kalsu(2)	413,625	*
David Gardiner(3)	397,398	*
Jason W. Bliss(4)	275,500	*
Woong Joseph Kim(5)	266,962	*
John Pagliuca(6)	170,881	*
Michael Bingle(7)	38,116	*
William Bock(8)	40,686	*
Seth Boro(7)	38,116	*
Kenneth Y. Hao(7)	38,116	*
Michael Hoffmann(7)	38,116	*
Dennis Howard	—	—
Catherine R. Kinney(7)	38,116	*
James Lines(7)	74,788	*
Douglas Smith(9)	50,000	—
Easwaran Sundaram	6,662	*
Michael Widmann(7)	19,597	*
All executive officers and directors as a group (16 persons)(10)	1,521,842	*
5% Stockholders:
Silver Lake Funds(11)	122,947,740	38.9%
Thoma Bravo Funds(12)	100,181,291	31.7%
Thoma Bravo Co-Investors(13)	22,813,549	7.2%
AlpInvest Partners(14)	4,959,468	1.6%
HarbourVest Partners(15)	7,439,200	2.4%
Hermes USA Investors Venture II LP(16)	991,894	*
Howard Hughes Medical Institute(17)	495,946	*
Lexington Co-Investment Holdings III L.P.(18)	2,479,734	*
NB Alternatives Advisers LLC(19)	4,959,467	1.6%
Prudential(20)	1,487,840	*

*	Represents beneficial ownership of less than 1%.

(1)Includes 26,375 shares of restricted stock subject to vesting conditions that will not vest within 60 days of March 31, 2021, as well as 127,616 shares of common stock held by Mr. Thompson’s children. Mr. Thompson may be deemed to have shared voting and investment power with respect to all of the shares of restricted stock held by his children.
(2)Includes 10,375 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2021 and 5,877 RSUs that will vest within 60 days of March 31, 2021.
(3)Includes 22,500 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2021 and 6,912 RSUs that will vest within 60 days of March 31, 2021.
(4)Includes 15,500 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2021 and 5,642 RSUs that will vest within 60 days of March 31, 2021.
(5)Includes 108,750 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2021.
(6)Includes 19,500 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2021 and 21,642 RSUs that will vest within 60 days of March 31, 2021.
(7)Includes 11,931 RSUs that will vest within 60 days of March 31, 2021.
(8)Includes 14,501 RSUs that will vest within 60 days of March 31, 2021.
(9)Includes 17,501 shares of restricted stock subject to vesting that will not vest within 60 days of March 31, 2021 and 1,666 RSUs that will vest within 60 days of March 31, 2021
(10)Includes 220,501 shares of restricted stock subject to vesting conditions that will not vest within 60 days of March 31, 2021 and 139,0757 RSUs that will vest within 60 days of March 31, 2021 beneficially owned by our executive officers and directors.
(11)Consists of 86,676,812 shares of common stock held directly by Silver Lake Partners IV, L.P., the general partner of which is Silver Lake Technology Associates IV, L.P., or SLTA IV, the general partner of which is SLTA IV (GP), L.L.C., or SLTA GP IV; 1,424,641 shares of common stock held directly by Silver Lake Technology Investors IV, L.P., the general partner of which is SLTA IV; 34,646,637 shares of common stock held directly by SLP Aurora Co-Invest, L.P., the general partner of which is SLP Denali Co-Invest GP, L.L.C., the managing member of which is Silver Lake Technology Associates III, L.P., the general partner of which is SLTA III (GP), L.L.C., or SLTA GP III; and 199,650 shares of common stock held directy by SLTA. Silver Lake Group, L.L.C., or SLG, is the managing member of each of SLTA GP IV and SLTA GP III. The address of each of the entities identified in this footnote is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(12)Includes 32,666,403 shares of common stock held directly by Thoma Bravo Fund XI, L.P., 16,405,874 shares of common stock held directly by Thoma Bravo Fund XI-A, L.P., 16,159,250 shares of common stock held directly by Thoma Bravo Fund XII, L.P., 14,290,803 shares of common stock held directly by Thoma Bravo Fund XII-A, L.P., 720,652 shares of common stock held directly by Thoma Bravo Executive Fund XI, L.P., 158,141 shares of common stock held directly by Thoma Bravo Executive Fund XII, L.P., 140,521 shares of common stock held directly by Thoma Bravo Executive Fund XII-A, L.P., 13,221,214 shares of common stock held directly by Thoma Bravo Special Opportunities Fund XII, L.P., and 6,418,433 shares of common stock held directly by Thoma Bravo Special Opportunities Fund XII-A, L.P. Thoma Bravo Partners XI, L.P., or TB Partners XI, is the general partner of each of Thoma Bravo Fund XI, L.P., Thoma Bravo Fund XI-A, L.P., Thoma Bravo Special Opportunities Fund II, L.P., Thoma Bravo Special Opportunities Fund II-A, L.P. and Thoma Bravo Executive Fund XI, L.P. Thoma Bravo Partners XII, L.P., or TB Partners XII, is the general partner of each of Thoma Bravo Fund XII, L.P., Thoma Bravo Fund XII-A, L.P., Thoma Bravo Executive Fund XII, L.P. and Thoma Bravo Executive Fund XII-a, L.P. Thoma Bravo is the general partner of each of TB Partners XI and TB Partners XII. By virtue of the relationships described in this footnote, Thoma Bravo may be deemed to exercise shared voting and dispositive power with respect to the shares held by the Thoma Bravo Funds. The principal business address of the entities identified herein is c/o Thoma Bravo, LLC,150 North Riverside Plaza, Suite 2800, Chicago, Illinois 60606.
(13)By virtue of the stockholders’ agreement, Thoma Bravo may be deemed to exercise voting and dispositive power with respect to the shares held by the stockholders listed below. Thoma Bravo disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest, if any.
(14)Includes 59,513 shares of common stock held directly by AlpInvest GA Co C.V., 4,106,441 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 I C.V., 665,560 shares of common stock held directly by AlpInvest Partners Co-Investments 2014 II C.V. and 127,954 shares of common stock held directly by AM 2014 Co C.V. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by AlpInvest Partners B.V. The principal business address for each of the entities identified herein is Jachthavenweg 118, 1081 KJ Amsterdam, the Netherlands.
(15)Includes 297,568 shares of common stock held directly by HarbourVest 2015 Global Fund L.P., 446,352 shares of common stock held directly by HarbourVest Global Annual Private Equity Fund L.P., 1,239,866 shares of common stock held directly by HarbourVest Partners IX-Buyout Fund L.P., 297,568 shares of common stock held directly by HarbourVest Partners X AIF Buyout L.P., 694,326 shares of common stock held directly by HarbourVest Partners X Buyout Fund L.P., 495,946 shares of common stock held directly by Meranti Fund L.P., 495,946 shares of common stock held directly by NPS Co-Investment (A) Fund L.P. and 3,471,628 shares of common stock held directly by SMRS-TOPE LLC. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by HarbourVest Partners, LLC. The principal business address of each of the entities identified herein is One Financial Center, 44th Floor, Boston, MA 02111.
(16)Ultimate voting and dispositive power with respect to the shares held by Hermes USA Investors Venture II LP is exercised by Hermes GPE LLP, acting in its capacity as manager of such stockholder. The principal business address for the stockholder is c/o Hermes GPE LLP.
(17)Howard Hughes Medical Institute (“HHMI”) is a nonprofit Delaware corporation qualified under 501(c)(3) of the Code and has no stockholders or beneficial owners. Voting and dispositive power with respect to the shares held by HHMI is exercised by Landis Zimmerman, as Chief Investment Officer. The principal business address of HHMI is 4000 Jones Bridge Road, Chevy Chase, MD 20815.
(18)CIP Partners III, L.P. is the general partner of Lexington Co-Investment Holdings III, L.P. CIP Partners GP III LLC is the general partner of CIP Partners III, L.P. Lexington Partners L.P. is the managing member of CIP Partners GP III LLC. Lexington Partners Advisors GP L.L.C. is the general partner of Lexington Partners L.P. Lexington Partners Advisors Holdings L.P. is the sole member of Lexington Partners Advisors GP L.L.C. Lexington Partners Advisors Holdings GP L.L.C. is the general partner of Lexington Partners Advisors Holdings L.P. Ultimate voting and dispositive power of Lexington Partners Advisors Holdings GP L.L.C. is exercised by Brent R. Nicklas who disclaims beneficial ownership of the shares. The principal business address of the stockholder is 660 Madison Avenue, 23rd Floor, New York, NY 10065
(19)Includes 396,757 shares of common stock held directly by NB Crossroads XX - MC Holdings LP, 148,783 shares of common stock held directly by NB Crossroads XXI - MC Holdings LP, 99,190 shares of common stock held directly by NB - Iowa’s Public Universities LP, 347,162 shares of common stock held directly by NB PEP Holdings Limited, 99,190 shares of common stock held directly by NB RP Co-Investment & Secondary Fund LLC, 199,191 shares of common stock held directly by NB Sonoran Fund Limited Partnership, 2,975,681 shares of common stock held directly by NB Strategic Co-Investment Partners II Holdings LP, 99,19 shares of common stock held directly by NB Wildcats Fund LP, 198,378 shares of common stock held directly by Neuberger Berman Insurance Fund Series Interests of the SALI Multi-Series Fund L.P. and 495,946 shares of common stock held directly by TfL Trustee Company Limited as Trustee of the TfL Pension Fund. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by NB Alternatives Advisers LLC. The principal business address for each of the entities identified herein is 325 N. Saint Paul Street, Suite 4900, Dallas, TX 75201.

(20)Includes 743,920 shares of common stock held directly by The Prudential Insurance Company of America and 743,920 shares of common stock held directly by the Prudential Legacy Insurance Company of New Jersey. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by Prudential Financial, Inc. The principal business address for each of the entities identified herein is 751 Broad Street, Newark, New Jersey 07102.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2020 about our common stock that may be issued under the Company's equity incentive plans, including the SolarWinds Corporation Equity Plan, or 2016 Plan, the SolarWinds Corporation 2018 Equity Incentive Plan, or 2018 Plan, and the SolarWinds Corporation 2018 Employee Stock Purchase Plan, or 2018 Purchase Plan, and equity awards issued outside of the Company's equity incentive plans in connection with acquisitions.

	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	11,160,662	(1)	$1.56	(2)	37,306,039	(3)
Equity compensation plans not approved by security holders	191,746	(4)	—		—
Total	11,352,408		$1.56		37,306,039
______________
(1)Includes 1,259,835 shares subject to outstanding options granted under the 2016 Plan, 9,594,804 shares subject to RSUs, granted under the 2018 Plan and 306,023 shares subject to PSUs granted under the 2018 Plan at the target award amounts. Excludes restricted stock issued under the 2016 Plan, whether vested or unvested.
(2)RSUs and PSUs, which do not have an exercise price, are excluded in the calculation of weighted average exercise price.
(3)As of December 31, 2020, an aggregate of (i) 32,488,980 shares of common stock were available for issuance under the 2018 Plan and (ii) 4,817,059 shares of common stock were available for issuance under the 2018 Purchase Plan. Our ability to grant any future equity awards under the 2016 Plan was terminated in October 2018. Outstanding equity awards granted under the 2016 Plan prior to October 2018 remain subject to the terms of the 2016 Plan.
(4)Includes RSUs granted outside any equity plan related to certain outstanding unvested options to purchase shares of acquired companies that were cancelled and converted into RSUs subject to substantially the same vesting schedules and other conditions applicable to the unvested options, but settable solely in shares of common stock of the Company.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the notice of annual meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their best judgment.
We will pay all expenses in connection with the solicitation of proxies for the annual meeting. In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, electronically, in writing or in person, without receiving any extra compensation for such activities.
Accompanying this proxy statement, and posted on our website with this proxy statement, is our 2020 Annual Report. A copy of our 2020 Annual Report, as filed with the SEC, is available free of charge on the “Investors” portion of our website at www.solarwinds.com.
The Board of Directors of SolarWinds Corporation
Austin, Texas
April 16, 2021

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SWI2021

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D05326-P34651	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:			☐	☐	☐
1.	Election of Class III Directors

Nominees:

	01)	Michael Hoffmann
	02)	Dennis Howard
	03)	Douglas Smith

The Board of Directors recommends that you vote FOR the following proposal:						For	Against	Abstain
2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.					☐	☐	☐

The Board of Directors recommends that you vote FOR the following proposal:						For	Against	Abstain
3.	Non-binding advisory vote to approve the compensation of our named executive officers.					☐	☐	☐

NOTE:		In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D05327-P34651

SOLARWINDS CORPORATION
Annual Meeting of Shareholders
May 28, 2021 9:00 AM, Central Time
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Sudhakar Ramakrishna and J. Barton Kalsu or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SOLARWINDS CORPORATION that the shareholder(s) are entitled to vote at the Annual Meeting of Shareholder(s) to be held virtually at www.virtualshareholdermeeting.com/SWI2021 at 9:00 AM, Central Time on May 28, 2021, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side